Filed Pursuant to Rule 424(b)(5)

Registration No. 333-165650

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, par value $0.01 per share	6,774,464	$28.85	$195,443,286	$13,935

(1)	Calculated in accordance with Rule 457(r).

Prospectus Supplement to Prospectus dated March 24, 2010.

5,890,838 Shares

NetLogic Microsystems, Inc.

Common Stock

We are selling 3,200,000 shares of common stock and the selling stockholders are selling 2,690,838 shares of common stock.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “NETL”. The closing price of our common stock on March 25, 2010 was $29.26 per share.

The underwriters have an option to purchase a maximum of 883,626 additional shares to cover over-allotments of shares.

Investing in our common stock involves risks. See “Risk Factors” on pages S-9.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to NetLogic	Proceeds to Selling Stockholders
Per Share	$28.85	$1.37	$27.48	$27.48
Total	$169,950,676	$8,070,448	$87,936,000	$73,944,228

Delivery of the shares of common stock will be made on or about March 31, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Morgan Stanley

The date of this prospectus supplement is March 25, 2010.

You should rely only on the information contained in or incorporated by reference into this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the prospectus and the prospectus supplement. We have not authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. It is important for you to read and consider all information contained in this prospectus, the prospectus supplement and the documents incorporated by reference in the prospectus and the prospectus supplement in making your investment decision. You should also read and consider the information in the documents to which we have referred to you in “Where You Can Find More Information,” below.

You should not assume that the information contained in this prospectus supplement is accurate as of any date other than its date, or that the information contained in any document incorporated by reference in the prospectus is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC.

We are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” the risk factors beginning on page S-9 and our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in our amended Annual Report on Form 10-K/A for the year ended December 31, 2009 and in other documents incorporated by reference in this prospectus supplement and that we subsequently file with the Securities and Exchange Commission. Unless the context otherwise requires, we use the terms “NetLogic,” the “company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus to refer to NetLogic Microsystems, Inc. and our subsidiaries on a consolidated basis.

NETLOGIC MICROSYSTEMS, INC.

Overview

We are a leading fabless semiconductor company that designs, develops and sells proprietary high performance processors and high-speed integrated circuits that are used to enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. Our market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, high-speed 10/40/100 Gigabit Ethernet (GE) physical layer (PHY) devices, network search engines, and ultra low-power embedded processors. These products are designed into high-performance systems such as switches, routers, wireless base stations, radio network controllers, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs) such as AlaxalA Networks Corporation, Alcatel-Lucent, ARRIS Group, Inc., Brocade Communications Systems, Inc., Cisco Systems, Inc., Dell Inc., Ericsson AB, Fortinet, Inc., Fujitsu Limited, Hangzhou H3C Technologies Co. Ltd., Hitachi, Ltd., Huawei Technologies Co., Ltd., Huawei Symantec Technologies Co., Ltd, IBM Corporation, Juniper Networks, Inc., LG Electronics, Inc., Motorola, Inc., NEC Corporation, Samsung Electronics Co. Ltd., Sun Microsystems, Inc., Tellabs Inc., and ZTE Corporation.

The products and technologies we have developed and acquired are targeted to enable our customers to develop systems that support the increasing speeds and complexity of the Internet infrastructure. We believe there is a growing need to include multi-core processors, knowledge-based processors, and high speed physical layer devices in a larger number of such systems as networks transition to all Internet Protocol (IP) packet processing at increasing speeds and complexity.

In 2009, we continued to broaden our customer base and our product portfolio, as well as strengthen our competitive positioning and research and development capabilities, by entering into strategic acquisitions, including:

•

The acquisition of the network search engine business from Integrated Devices Technology, Inc., which we refer to as the IDT NSE acquisition, in July 2009, which was accounted for as a business combination during the third quarter of fiscal 2009. As purchase consideration we paid $98.2 million in cash, net of a price adjustment based on a determination of the actual amount of inventory received.

•

The acquisition of RMI Corporation, or RMI, a provider of high-performance and low-power multicore, multi-threaded processors. Pursuant to the Agreement and Plan of Merger Reorganization by and among us, Roadster Merger Corporation, RMI Corporation and WP VIII Representative LLC dated as of May 31, 2009, or the merger agreement, on October 30, 2009, Roadster Merger Corporation was merged with and into RMI, and we delivered merger consideration of approximately 9.9 million shares of our common stock and $12.6 million cash payable to the holders of RMI capital stock. Approximately 10% of the shares of our common stock delivered as merger consideration are being held in escrow as security for claims and expenses that might arise during the first 12 months following the closing date. We may be required to issue up to an additional 3.1 million shares of common stock and pay up to $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achievement of specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

Our Markets

We sell our products primarily to OEMs that supply networking equipment for the Internet infrastructure, which consists of various networking systems that process packets of information to enable communication between the networking systems. This networking equipment includes routers, switches, application acceleration equipment, network security appliances, network access equipment and networked storage devices that are utilized by networking systems such as:

•	core networks, for long-distance city-to-city communications which may span hundreds or thousands of miles;

•	enterprise networks, for internal corporate communications, including access to storage environments;

•	datacenter networks, for high-density server farms;

•	metro networks, for intra-city communications which may span several miles;

•	edge networks, which link core, metro, enterprise and access networks; and

•	access networks, which connect individual users to the edge network.

Sales of IP-based networking equipment have increased overall during the past five years, as the Internet has continued to grow and evolve to accommodate the continued growth in the amount of digital media content available and provide converged support for the quad-play applications of voice, data, video and mobility over a single unified IP infrastructure. These applications include:

•	mobile Internet services (delivery of data, voice and video to mobile devices);

•	cloud computing and data center virtualization;

•	Internet Protocol television, or IPTV;

•	video on demand, or VoD;

•	voice transmission over the Internet, or VoIP;

•	on-line gaming;

•	filtering of malware (e.g., virus, spyware and spam) and intrusion attempts;

•	email communications;

•	e-commerce;

•	music, picture and video file downloading and sharing to mobile devices such as cell phones and portable music/video devices; and

•	Internet browsing and video portal viewing delivered over the IP infrastructure to cell phones and other mobile devices.

Due to the increased usage of the Internet, as well as the greater complexity of the Internet-based infrastructure to support quad-play applications, OEM systems must increasingly make complex decisions about individual packets of information using knowledge about the overall network, which includes the method and manner in which networking systems are interconnected, as well as traffic patterns and congestion points, connection availability, user-based privileges, priorities and other attributes. These OEM systems also need knowledge about the content carried by the network and the applications that use the network. Using this knowledge of the network to make complex decisions about individual packets of information involves network awareness, while using knowledge of packet content to make complex decisions about individual packets of information involves content awareness, also known as deep-packet inspection. Network awareness and content awareness include the following:

•	preferential transmission of packets based upon assigned priority;

•	restrictions on access based upon security designations;

•	changes to packet forwarding destinations based upon traffic patterns and bandwidth availability, or packet content; and

•	addition or deletion of information about networks, users and applications.

Moreover, network and content awareness in advanced systems require multiple classes of packet processing, in addition to forwarding packets in the network. These additional classes of processing include access control for network security, prioritization of packets to maintain quality of service (QoS) and statistical measurement of Internet traffic for transaction billing. Compared to the basic processing task of forwarding, these additional classes of packet processing require a significantly higher degree of processing of IP packets to enable network and content awareness, or network-aware and content-aware processing.

Further, in designing high performance systems, networking OEMs need to address other performance issues, such as power dissipation. Minimizing the power dissipated by integrated circuits is becoming more important for networking systems such as routers and switches, which are increasingly designed in smaller form factors. As a result, networking OEMs increasingly seek third party providers of advanced processing solutions that complement their core competencies to enable network and content awareness within their systems and meet their escalating performance requirements for rapid processing speeds, complex decision-processing capabilities, low power dissipation, small form factor and rapid time-to-market.

Our Strategy

Our objectives are to be the leading provider of network-aware and content-aware processing solutions, high-speed multi-core, multi-threaded processors, as well as 10 to 100 Gigabit PHY layer solutions, to networking OEMs and to expand into new markets and applications. To achieve these goals, we are pursuing the following strategies:

Maintain and Extend our Market and Technology Leadership Positions. We were the first supplier: (i) to offer a knowledge-based processor with a high-speed serial interface; (ii) to offer a “hybrid” architecture that integrates our advanced Sahasra™ algorithmic technology with knowledge-based processing engines; (iii) to offer a knowledge-based processor capable of delivering 1.6 billion decisions per second of deterministic performance; (iv) to offer 225Gbps of interconnect bandwidth, 256 thousand IPv6 database entries and 1 million Internet Protocol Version 4 (IPv4) data entries; (v) to achieve 1.0 Volt operation of knowledge-based processors for lower power dissipation; and (vi) to achieve operating frequencies of up to 500 MHz. We were also the first supplier of knowledge-based processors that are capable of processing application networking and security functions with a single 10 Gigabit-per-second engine. In addition, we were the first supplier of quadport 10 Gigabit and 100 Gigabit PHY solutions targeted at next-generation carrier optical transport networks and advanced data-center networks. We intend to expand our market and technology leadership positions by continuing to invest in the development of successive generations of our knowledge-based processors, multi-core processors, 10/40/100 Gigabit PHYs and our other products to meet the increasingly high performance needs of networking OEMs, as well as acquiring such capabilities through strategic partnerships and purchases of other businesses when we encounter favorable opportunities. We intend to leverage our engineering capabilities and to continue to invest significant resources in recruiting and developing additional expertise in the areas of high performance circuit design, custom circuit layout, high performance Input/Output interfaces, and applications engineering. By utilizing our proprietary design methodologies, we intend to continue to target the most demanding, advanced applications for our products.

Focus on Long-term Relationships with Industry-leading OEM Customers. The design and product life cycles of our OEM customers’ products have traditionally been lengthy, and we work with our OEM customers at the pre-design and design stages. As a result, our sales process typically requires us to maintain a long-term commitment and close working relationship with our existing and potential OEM customers. This process involves significant collaboration between our engineering teams and the engineering teams of our OEM customers, and typically involves the concurrent development of our processors and the internally-designed packet processors of our OEM customers. We intend to continue to focus on building long-term relationships with industry-leading networking OEMs to facilitate the adoption of our products and to gain greater insight into the needs of our OEM customers.

Leverage Technologies to Create New Products and Pursue New Market Opportunities. We intend to leverage our core design expertise to develop our products for a broader range of applications to further expand our market opportunities. We plan to address new market segments that are increasingly adopting network-aware processing, such as corporate storage networks that use IP-based packet-switching networking protocols. By utilizing our proprietary design methodologies, we intend to continue to target the most demanding, advanced applications for our products.

Capitalize on Highly-focused Business Model. We are a fabless semiconductor company utilizing third parties to manufacture, assemble and test our products. This approach reduces our capital and operating requirements and enables us to focus greater resources on product development. We work closely with our wafer foundries to incorporate advanced process technologies in our solutions to achieve higher levels of performance and to reduce costs. These technologies include advanced 130, 110, 80, 55 and 40 nanometer complimentary metal oxide semiconductor (CMOS) processing nodes with up to eight layers of copper interconnect and 300 millimeter wafer sizes. Our business model allows us to benefit from the large manufacturing investment of our wafer foundries which are able to leverage their investment across many markets.

Expand International Presence. We sell our products on a worldwide basis and utilize a network of direct sales, independent sales representatives and distributors in the U.S., Europe and Asia. We intend to continue to expand our sales and technical support organization to broaden our customer reach in new markets. We believe that Asia, particularly China, and Europe, where we have already established customer relationships, provide the potential for significant additional long-term growth for our products. Given the continued globalization of OEM supply chains, particularly with respect to design and manufacturing, we believe that having a global presence will become increasingly important for securing new customers and design wins and to support OEMs in bringing their products to markets.

Recent Developments

On February 16, 2010, our Board of Directors approved a two-for-one stock split of our outstanding common stock. The stock split was accomplished through a 100 percent stock dividend, providing our stockholders with one additional share of common stock for every share they held. The dividend was paid on March 19, 2010 to our stockholders of record as of March 5, 2010. As a result, the number of issued and outstanding shares of our common stock increased from approximately 29 million to approximately 57.5 million shares. The par value of our common stock was not affected by the stock split and remains at $0.01 per share.

COMPANY INFORMATION

We are a Delaware corporation originally organized in 1995 as a California limited liability company and incorporated in Delaware in 2000. Our principal executive offices are located at 1875 Charleston Road, Mountain View, CA 94043. Our telephone number at that address is (650) 961-6676, and our website is located at www.netlogicmicro.com; however, the information in, or that can be accessed through, our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	3,200,000 shares

Common stock offered by the selling stockholders	2,690,838 shares

Common stock to be outstanding after this offering	61,501,027 shares

Use of proceeds	We intend to use all the net proceeds we receive from our sale of shares in this offering for working capital and for general corporate purposes. See “Use of Proceeds.”

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Selling Stockholders.”

Nasdaq Global Select Market symbol	NETL

Risk factors	See “Risk Factors” beginning on page S-9 and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock that will be outstanding after this offering is based on 58,301,027 shares of common stock outstanding as of March 15, 2010 (as adjusted retroactively to reflect our two-for-one stock dividend paid on March 19, 2010) and excludes:

•	4,400,723 shares of common stock issuable upon exercise of outstanding exercisable stock options with a weighted average exercise price of approximately $11.34 per share;

•	3,510,353 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable;

•	4,955,683 shares of common stock issuable upon vesting of outstanding restricted stock unit awards;

•	1,242,160 shares of common stock available for future issuance under our stock option plans; and

•	471,174 shares of common stock available for sale under our employee stock purchase plan.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase 883,626 additional shares of common stock from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data are qualified by reference to, and should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our Financial Statements and related Notes incorporated by reference from our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, which discusses factors affecting the comparability of such financial data.

The selected balance sheet data as of December 31, 2009 and 2008 and selected statements of operations data for the years ended December 31, 2009, 2008 and 2007 are derived from our audited financial statements incorporated by reference from our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009. The selected balance sheet data as of December 31, 2007, 2006 and 2005 and the selected statements of operations data for the years ended December 31, 2006 and 2005 were derived from financial statements not included or incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of our future results.

All share and per share amounts for the periods presented have been retroactively adjusted to reflect the two-for-one stock dividend paid on March 19, 2010.

	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Revenue	$174,689	$139,927	$109,033	$96,806	$81,759
Cost of revenue	99,251	61,616	44,732	36,762	33,415

Gross profit	75,438	78,311	64,301	60,044	48,344

Operating expenses:
Research and development	73,631	51,607	45,175	36,578	21,939
Selling, general and administrative	43,931	26,567	19,672	15,455	10,936
Change in contingent earn-out liability	2,008	—	—	—	—
Acquisition-related costs	5,412	—	—	—	—
In-process research and development	—	—	1,610	10,700	—

Total operating expenses	124,982	78,174	66,457	62,733	32,875

Income (loss) from operations	(49,544)	137	(2,156)	(2,689)	15,469

Interest income	992	1,595	4,431	3,737	1,568
Interest expense	(1,666)	(33)	—	—	(203)
Other income and expense, net	(4)	(59)	32	3	(16)

Income (loss) before income taxes	(50,222)	1,640	2,307	1,051	16,818
Provision for (benefit from) income taxes	(3,060)	(1,937)	(288)	459	379

Net income (loss)	$(47,162)	$3,577	$2,595	$592	$16,439

Net income (loss) per share—basic	$(1.02)	$0.08	$0.06	$0.01	$0.46

Net income (loss) per share—diluted	$(1.02)	$0.08	$0.06	$0.01	$0.43

Shares used in calculation—basic	46,182	42,944	41,494	39,516	35,450
Shares used in calculation—diluted	46,182	44,628	43,876	42,214	37,984

Consolidated Balance Sheet Data:

	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands, except per share data)
Cash and cash equivalents and short-term investments	$44,278	$96,541	$50,689	$89,879	$65,788
Working capital	66,790	87,853	63,956	95,986	65,162
Total assets	532,111	245,771	203,151	157,769	85,529
Software licenses and other obligations	5,446	1,219	2,528	2,625	687
Stockholders’ equity	425,955	200,267	171,888	142,524	68,656

The summary consolidated financial data presents financial information in the relevant periods for the acquisition of the IDT NSE business in mid-July 2009, the acquisition of RMI Corp. completed in late October 2009, the acquisition of the TCAM2 and TCAM-CR network search engine products and certain related assets from Cypress Semiconductor Corp. in August 2007, the acquisition of Aeluros, Inc. completed in late October 2007 and the acquisition of NSE Business from Cypress Semiconductor Corp. completed in February 2006. See Note 2 of Notes to Consolidated Financial Statements under Item 8 of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 for further discussion of these acquisitions. The comparability of the data in the table above is affected by our adoption of new accounting policies in the periods presented, specifically, that related to business combinations, stock compensation and income taxes.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operation could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We have grown rapidly, and a failure to manage any continued growth could reduce our potential revenue and could negatively impact our future operating results.

In 2009, we completed two major acquisitions. In order to successfully implement our overall growth strategies, we will need to carefully and efficiently manage our planned expansion. Among other things, this will require us to continue to:

•	improve our products and technology and develop new technologies;

•	manage new distribution channels;

•	manage an increasing number of complex relationships with our customers, wafer foundries and other third parties;

•	monitor and improve our operating systems, procedures and financial controls on a timely basis;

•	retain existing, and hire additional, key management and technical personnel;

•	expand, train and manage our workforce and, in particular, our research and development, sales, marketing and support organizations;

•	retain and expand the customer base for the IDT NSE business and the RMI product offerings;

•	integrate and improve the IDT and RMI manufacturing operations; and

•	integrate and manage the foreign entities acquired in the RMI acquisition.

We may not be able to adequately manage our growth or meet the foregoing objectives. A failure to do so could jeopardize our future revenue and cause our stock price to decline. Also, our ability to execute our business plan and grow our business will be heavily dependent on the ability of the members of our management to work effectively together.

Our operating cash needs have increased substantially as a result of our acquisition of RMI in October 2009 and other recent acquisitions, and if we are unable to generate adequate cash flow from our operations to meet these needs, our liquidity may be impaired.

Although in recent years we have generated sufficient net cash from operations to meet our capital requirements, we have become substantially larger with greater operating cash needs as a result of the RMI and other recent acquisitions. We may be required to pay up to $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

Our future cash needs will depend on many factors, including the amount of revenue we generate, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products, the costs to ensure access to adequate manufacturing capacity, the continuing market acceptance of our products, and any future business acquisitions that we might undertake. These factors, in turn, depend in large part on the success of our efforts to integrate the RMI and IDT NSE businesses we acquired with our own business as it existed prior to the acquisitions. In the event that we do not achieve the synergies and realize other benefits we anticipated achieving from these acquisitions, our future cash needs may be greater than we currently anticipate. We also have incurred and may continue to incur significant transaction expenses in connection with these acquisitions and other transactions.

In addition to the issuance of up to 4,083,626 shares of common stock in this offering, we may seek additional funding through public or private equity or debt financing and have a shelf registration statement that would allow us to sell up to an additional amount of approximately $120 million of our securities from time to time during the next three years. However, additional funding could be constrained by the terms and covenants under our senior secured credit facility and may not be available on terms acceptable to us or at all. We also might decide to raise additional capital at such times and upon such terms as management considers favorable and in our interests, including, but not limited to, from the sale of our debt and/or equity securities under our shelf registration statement, but we cannot be certain that we will be able to complete offerings of our securities at such times and on such terms as we may consider desirable for us. Any such financings may be upon terms that are potentially dilutive to existing stockholders.

We derive most of our revenue from sales of our knowledge-based processors, and, if the demand for these products and other products does not grow, we may not achieve our growth and strategic objectives.

Our knowledge-based processors are used primarily in networking systems, including routers, switches, network access equipment and networked storage devices. Although our recent acquisition of RMI has expanded our product portfolio, we have historically derived a substantial portion of our total revenue from sales of our knowledge-based processors and expect to continue to derive a significant portion of our total revenues from these products for the foreseeable future. We believe our future business and financial success depends on continued market acceptance and increasing sales of our knowledge-based processors. In order to meet our growth and strategic objectives, networking and communications infrastructure OEMs must continue to incorporate, and increase the incorporation of, our products into their systems as their preferred means of enabling network-aware processing of IP packets, and the demand for their systems must grow as well. We cannot provide assurance that sales of our knowledge-based processors will increase substantially in the future or that the demand for our customers’ systems will increase as well. Our future revenues from these products may not increase in accordance with our growth and strategic objectives if the OEM customers modify their current product designs or select products sold by our competitors instead. Thus, the future success of this part of our business depends in large part on factors outside our control, and sales of our knowledge-based processors and other products may not meet our revenue growth and strategic objectives. Additionally, due to the high concentration of our sales with a small number of OEMs, we cannot guarantee that the demand for the systems offered by these customers will increase or that our sales will increase outside this core customer base, and, accordingly, prior quarterly or annual results may not be an indication of our future revenue growth or financial results.

Because we rely on a small number of customers for a significant portion of our total revenue, the loss of, or a significant reduction in, orders for our products from these customers would negatively affect our total revenue and business.

To date, we have been dependent upon orders for sales our products to a limited number of customers, and, in particular, Cisco, for most of our total revenue. During the years ended December 31, 2009, 2008 and 2007, Cisco and its contract manufacturers accounted for 35%, 38% and 50% of our total revenue, respectively. In addition, because the market segments served by us and RMI prior to the acquisition were complementary and some of our significant customer bases overlapped, the combination of our companies has not reduced our dependency on sales to some of our shared significant customers. We expect that our future financial performance will continue to depend in large part upon our relationship with Cisco and several other large OEMs.

We cannot assure you that existing or potential customers will not develop their own solutions, purchase competitive products or acquire companies that use alternative methods in their systems. We do not have long-term purchase commitments from any of our OEM customers or their contract manufacturers. Although we entered into master purchase agreements with certain significant customers including Cisco, one of Cisco’s foreign affiliates and a Cisco purchasing agent, these agreements do not include any long-term purchase commitments. Cisco and our other customers do business with us currently only on the basis of short-term purchase orders (subject, in the case of Cisco, to the terms of the master purchase agreements), which often are cancelable prior to shipment. The loss of orders for our products from Cisco or other major users of our products would have a significant negative impact on our business.

We face additional risks to our business success and financial condition because of our dependence on a small number of customers for sales of our products.

Our dependence on a small number of customers, especially Cisco and its contract manufacturers, for most of our revenue in the foreseeable future creates additional risks for our business, including the following:

•	we may face increased pressure to reduce the average selling prices of our products;

•	we may find it difficult to pass through increases in our manufacturing and other direct costs;

•

the reputation of our products in the marketplace may be affected adversely if Cisco or other OEMs that represent a significant percentage of our sales of products reduce or cease their use of our products; and

•	we may face problems in collecting a substantial portion of our accounts receivable if any of these companies faces financial difficulties or dispute payments.

While we achieved profitability in recent years, we had a net loss in 2009 and a history of net losses prior to 2005. We may incur significant net losses in the future and may not be able to sustain profitability.

We reported a net loss of $47.2 million during the year ended December 31, 2009. We reported net income of $3.6 million and $2.6 million during the years ended 2008 and 2007, and we have reported net losses in years prior to fiscal 2005. At December 31, 2009, we had an accumulated deficit of approximately $123.1 million. To regain profitability, we will have to continue to generate greater total revenue and control costs and expenses. We cannot assure you that we will be able to generate greater total revenue, or limit our costs and expenses, sufficiently to sustain profitability on a quarterly or annual basis. Moreover, if we continue to make acquisitions and other transactions that generate substantial expenses for acquired intangible assets and similar items as well as acquisition costs, we may not become profitable in the near term even though we otherwise meet our growth and operating objectives. For example, for the year ended December 31, 2009, we recorded $62.4 million of non-cash operating expenses. See “Cash Flows during the Year ended December 31, 2009” in the section of this prospectus supplement titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and Note 2, “Business Combinations and Asset Purchase” in the Notes to Consolidated Financial Statements incorporated by reference from our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009.

Because we sell our products on a purchase order basis and rely on estimated forecasts of our customers’ needs, inaccurate forecasts could adversely affect our business.

We sell our products pursuant to individual purchase orders (subject, in the case of Cisco and certain key customers, to the terms of a master purchase agreement), and not pursuant to long-term purchase commitments. Therefore, we rely on estimated demand forecasts, based upon input from our customers, to determine how much product to manufacture. Because our sales are based on purchase orders, our customers may cancel, delay or otherwise modify their purchase commitments with little or no consequence to them and with little or no notice to us. For these reasons, we generally have limited visibility regarding our customers’ product needs. We cannot provide assurance as to the quantities or timing required by our customers for our products. We cannot assure you that we will not experience subsequent substantial warranty claims or that warranty claims will not result in cancellation of existing orders or reluctance of customers to place future orders. In addition, the product design cycle for networking OEMs is lengthy, and it may be difficult for us to accurately anticipate when they will commence commercial shipments of products that include our knowledge-based processors. Whether in response to changes affecting the industry or a customer’s specific business pressures, any cancellation, delay or other modification in our customers’ orders could significantly reduce our revenue, cause our operating results to fluctuate from period-to-period and make it more difficult for us to predict our revenue. In the event of a cancellation or reduction of an order, we may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on our business, and we may purchase too much inventory and spend more capital than expected.

Additionally, if we overestimate customer demand for our products, we may purchase products from manufacturers that we may not be able to sell. Conversely, if we underestimate customer demand or if sufficient manufacturing capacity were unavailable, we would forego revenue opportunities and could lose market share in the markets served by our products. In addition, our inability to meet customer requirements for our products could lead to delays in product shipments, force customers to identify alternative sources and otherwise adversely affect our ongoing relationships with our customers.

We are dependent on contract manufacturers for a significant portion of our revenue.

Many of our OEM customers, including Cisco, use third party contract manufacturers to manufacture their systems. These contract manufacturers represented 43%, 41% and 65% of our total revenue for the year ended December 31, 2009, 2008 and 2007, respectively. Contract manufacturers purchase our products directly from us on behalf of OEMs. Although we work with our OEM customers in the design and development phases of their systems, these OEM customers are gradually giving contract manufacturers more authority in product purchasing decisions. As a result, we depend on a concentrated group of contract manufacturers for a substantial portion of our revenue. If we cannot compete effectively for the business of these contract manufacturers or if any of the contract manufacturers, which work with our OEM customers, experience financial or other difficulties in their businesses, our revenue and our business could be adversely affected. In particular, if one of our OEM customer’s contract manufacturers becomes subject to bankruptcy proceedings, neither we nor our OEM customer may be able to obtain any of our products held by the contract manufacturer. In addition, we may not be able to recover any payments owed to us by the contract manufacturer for products already delivered or recover the products held in the contract manufacturer’s inventory when the bankruptcy proceeding is initiated. If we are unable to deliver our products to our OEM customers in a timely manner, our business would be adversely affected.

The average selling prices of our products may decline, which could reduce our revenue and gross margin.

In our experience, the average selling prices of our products and the RMI products sold by RMI have declined over the course of their commercial lives, principally due to the supply of competing products, reduction in demand from customers, pressure from customers to reduce prices and product cycle changes; we expect these trends to continue. In addition, under our master purchase agreements with Cisco, we agreed to provide to Cisco all price decreases that we achieve, and granted to Cisco the right (under limited circumstances) to purchase our products directly from our manufacturers (subject to payments to us, net of specified costs). Declining average selling prices can adversely affect our future operating results. To maintain acceptable operating results, we will need to develop and introduce new products and product enhancements on a timely basis and continue to reduce our costs. If we are unable to offset any reductions in our average selling prices by increasing our sales volumes and achieving corresponding production cost reductions, or if we fail to develop and introduce new products and enhancements on a timely basis, our revenue and operating results will suffer.

We rely on third parties for the manufacture of our products, and a significant increase in wafer pricing or our failure to secure sufficient capacity could limit our growth and adversely affect our operating results.

As a fabless semiconductor company, we rely on third-party wafer foundries to manufacture our products. We currently do not have long-term supply contracts with any of the wafer foundries, including TSMC, and United Microelectronics Corporation, or UMC. Neither TSMC nor UMC is obligated to perform services or supply products to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. As a result, there are numerous risks associated with our reliance on these wafer foundries, including the possibilities that TSMC or UMC may give higher priority to their other customers or that our relationships with either wafer foundry may deteriorate. We cannot assure you that TSMC and UMC will continue to provide us with our products at acceptable yields or in sufficient quantities, for reasonable costs and on a timely basis to meet our customers’ needs. A failure to ensure the timely fabrication of our products could cause us to lose customers and could have a material adverse effect on our operating results.

If either wafer foundry, and in particular TSMC, ceases to provide us with required production capacity with respect to our products, we cannot assure you that we will be able to obtain manufacturing capacity from other wafer foundries on commercially reasonable terms or that these arrangements, if established, will result in the successful manufacturing of our products. These arrangements might require us to share our technology and might be subject to unilateral termination by the wafer foundries. Even if such capacity is available from another manufacturer, we would need to convert the production of our integrated circuits to a new fabrication process and qualify the other manufacturer, which process could take nine months or longer. Furthermore, we may not be able to identify or qualify manufacturing sources that would be able to produce wafers with acceptable manufacturing yields.

Additionally, some of the network search engine products we acquired from IDT are manufactured for us by IDT at their wafer fabrication facilities. While IDT is contractually obligated to manufacture for us certain quantities of these products, we cannot assure you that IDT will continue to honor these commitments, that IDT’s fabrication facility will remain in business, or that IDT will be able to always meet our production demands, which may adversely impact our operating results.

We also rely on third parties for other products and services, including the assembly, testing and packing of our products, and engineering services, and any failure by third parties to provide the tools and services we require could limit our growth and adversely affect our future operating results.

Our products are assembled and tested by third-party vendors that require the use of high performance assembly and test equipment. In addition, in connection with the design of our products, we use software tools, which we obtain from third party software vendors, for simulation, layout and other design purposes. Our reliance on independent assembly, testing, software and other vendors involves a number of risks, including reduced control over delivery schedules, quality assurance and costs. We currently do not have long-term supply contracts with any of these third party vendors. As a result, most of these third party vendors are not obligated to provide products or perform services to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. The inability of these third party vendors to deliver high performance products or services of acceptable quality and in a timely manner, could lengthen our design cycle, result in the loss of our customers and reduce our revenue.

We also rely on third party component suppliers to provide custom designed integrated circuit packages for our products. In some instances, these package designs are provided by a single supplier. Our reliance on these suppliers involves a number of risks, including reduced control over delivery schedules, quality assurance and costs. We currently do not have long-term supply contracts with any of these package vendors. As a result, most of these third party vendors are not obligated to provide products or perform services to us for any specific period, in any specific quantities or at any specific price, except as may be provided in a particular purchase order. The inability of these third party vendors to deliver packages of acceptable quality and in a timely manner, particularly the sole source vendors, could adversely affect our delivery commitments and adversely affect our operating results or cause them to fluctuate more than anticipated. Additionally, these packages may require specialized or high-performance component parts that may not be available in quantities or in time frames that meet our requirements or the anticipated requirement of our customers.

In connection with the design of our products, we have and may license third party intellectual property, and use third party engineering services. Our reliance on these third party intellectual property and engineering services providers involves a number of risks, including reduced control over and quality of the intellectual property and service deliverables, quality and costs. The inability of these third party providers to deliver high performance products or services of acceptable quality and in a timely manner, could lengthen our design cycle, result in the loss of our customers and reduce our revenue.

Our costs may increase substantially if the wafer foundries, assembly and test vendors that supply and test our products do not achieve satisfactory product yields, reliability or quality.

The wafer fabrication process is an extremely complicated process where the slightest changes in the design, specifications or materials can result in material decreases in manufacturing yields or even the suspension of production. From time to time, we and our wafer foundries have experienced, and are likely to continue to experience, manufacturing defects and reduced manufacturing yields related to errors or problems in our wafer foundries’ manufacturing processes or the interrelationship of their processes with our designs. In some cases, our wafer foundries may not be able to detect these defects early in the fabrication process or determine the cause of such defects in a timely manner, which may affect the quality or reliability of our products. We may incur substantial research and development expense for prototype or development stage products as we qualify the products for production.

Generally, in pricing our products, we assume that manufacturing, assembly and test yields will continue to increase, even as the complexity of our products increases. Once our products are initially qualified with our wafer foundries, minimum acceptable yields are established. We are responsible for the costs of the wafers if the actual yield is above the minimum. If actual yields are below the minimum, we are not required to purchase the wafers. The minimum acceptable yields for our new products are generally lower at first and increase as we achieve full production. Whether as a result of a design defect or manufacturing, assembly or test error, unacceptably low product yields or other product manufacturing, assembly or test problems could substantially increase the overall production time and costs and adversely impact our operating results on sales of our products. Product yield losses will increase our costs and reduce our gross margin. In addition to significantly harming our operating results and cash flow, poor yields may delay shipment of our products and harm our relationships with existing and potential customers.

To be successful we must continue to develop and have manufactured for us innovative products to meet the evolving requirements of networking OEMs.

To remain competitive, we devote substantial resources to research and development, both to improve our existing technology and to develop new technology. We also seek to improve the manufacturing processes for our products, including the use of smaller process geometries, which we believe is important for our products to serve our OEM customers’ requirements for enhanced processing. Our failure to migrate our products to processes at smaller process geometries could substantially reduce the future competitiveness of our products. In addition, from time to time, we may have to redesign some of our products or modify the manufacturing process for them. We cannot give you any assurance that we will be able to improve our existing technology or develop and integrate new technology into our products. Even if we design better products, we may encounter problems during the manufacturing or assembly process, including reduced manufacturing yields, production delays and increased expenses, all of which could adversely affect our business and results of operations.

In addition, given the highly complex nature of these products, even the slightest change or adjustment to our integrated circuit designs could require substantial resources to implement them. We may not be able to make these changes or adjustments to our products or correct any errors or defects arising from their implementation. Failure to make these changes or adjustments or correct these errors or defects during the product development stages, or any resulting delays, could severely harm our existing and potential customer relationships and could likely increase our development costs, adversely affecting our operating results. If these changes, adjustments, errors or defects are not identified or requested until after commercial production has begun or after products have been delivered to customers, we may be required to re-test existing inventory, replace products already shipped or re-design the products, all of which would likely result in significant time delays and additional costs and expenses.

We have sustained substantial losses from low production yields in the past and may incur such losses in the future.

Designing and manufacturing integrated circuits is a difficult, complex and costly process. Once research and development has been completed and the foundry begins to produce commercial volumes of the new integrated circuit, products still may contain errors or defects that could adversely affect product quality and reliability. We have experienced low yields and have incurred substantial research and development expenses in the design and initial production phases of all of our products, and similar problems have historically been experienced in the production of the RMI products by RMI. We cannot assure you that we will not experience low yields, substantial research and development expenses, product quality, reliability or design problems, or other material problems with our products that we have shipped or may ship in the future.

If we fail to retain key personnel and hire additional personnel, our business and growth could be negatively affected.

Our business has been dependent to a significant degree upon the services of a small number of executive officers and technical employees. We generally do not have non-competition agreements or term employment agreements with any of our executive officers, whom we generally employ at will. We do not maintain key-man life insurance on the lives of any of our key personnel. The loss of any of these individuals could negatively impact our technology development efforts and our ability to service our existing customers and obtain new customers.

Our future growth will also depend, in part, upon our ability to recruit and retain other qualified managers, engineers and sales and marketing personnel. There is intense competition for these individuals in our industry, and we cannot assure you that we will be successful in recruiting and retaining these individuals. If we are unable to recruit and retain these individuals, our technology development and sales and marketing efforts could be negatively impacted.

If we fail to maintain competitive equity compensation packages for our employees, or if our stock price declines materially for a protracted period of time, we might have difficulty retaining our employees and our business may be harmed.

In today’s competitive technology industry, employment decisions of highly skilled personnel are influenced by equity compensation packages, which offer incentives above traditional compensation only where there is a consistent, long-term upward trend over time of a company’s stock price. If our stock price declines due to market conditions, investors’ perceptions of the technology industry or managerial or performance problems we have, our equity compensation incentives, especially stock options may lose value to key employees, and we may lose these employees or be forced to grant additional equity compensation incentives to retain them. This in turn could result in:

•	immediate and substantial dilution to investors resulting from the grant of additional equity awards necessary to retain employees; and

•	potential compensation charges against the company, which could negatively impact our operating results.

Additionally, if we fail to provide an adequate amount of equity consideration to new and existing employees we may be unable to compete for new talent and retain our existing talent. The number of shares available for grant under our 2004 Equity Incentive Plan (the “Plan”) may not be adequate to continue to enable us to competitively compensate our employees, and if we are unable to obtain from our stockholders an increase in the number of shares authorized under the Plan either in fiscal year 2010 or fiscal year 2011, we may not be able to retain our employees which could significantly impact our operating results.

A failure to successfully address the potential difficulties associated with international business could reduce our growth, increase our operating costs and negatively impact our business.

We conduct a significant amount of our business with companies that operate primarily outside of the United States, and intend to increase sales to companies operating outside of the United States. For example, our customers based outside the United States accounted for 75%, 67% and 56% of our total revenue during the years ended December 31, 2009, 2008 and 2007, respectively. Not only are many of our customers located abroad, but our two wafer foundries are based in Taiwan, and we outsource the assembly and some of the testing of our products to companies based in Taiwan and Hong Kong. We face a variety of challenges in doing business internationally, including:

•	foreign currency exchange fluctuations;

•	compliance with local laws and regulations that we not be familiar with;

•	unanticipated changes in local regulations;

•	potentially adverse tax consequences, such as withholding taxes;

•	timing and availability of export and import licenses;

•	political and economic instability;

•	reduced or limited protection of our intellectual property;

•	protectionist laws and business practices that favor local competition; and

•	additional financial risks, such as potentially longer and more difficult collection periods.

Because we anticipate that we will continue to rely heavily on foreign based customers for our future growth, the occurrence of any of the circumstances identified above could significantly increase our operating costs, delay the timing of our revenue and harm our business and financial condition.

We must design our products to meet the needs of our OEM customers and convince them to use our products, or our revenue will be adversely affected.

In general, our OEM customers design our products into their equipment during the early stages of their development after an in-depth technical evaluation of both our and our competitors’ products. These design wins are critical to the success of our business. In competing for design wins, if a competitor’s product is already designed into the product offering of a potential customer, it becomes very difficult for us to sell our products to that customer. Changing suppliers involves additional cost, time, effort and risk for the customer. In addition, our products must comply with the continually evolving specifications of our OEMs. Our ability to compete in the future will depend, in large part, on our ability to comply with these specifications. As a result, we expect to invest significant time and effort and to incur significant expense to design our products to ensure compliance with relevant specifications. Even if an OEM designs our products into its systems, we cannot assure you that its systems will be commercially successful or that we will receive significant revenue from sales our products for those systems.

Factors that negatively affect the businesses of our targeted OEMs that use or could use our products could negatively impact our total revenue.

The timing and amount of our revenue depend on the ability of our targeted OEMs who use our products to market, produce and ship systems incorporating our technology. Factors that negatively affect a significant customer or group of customers could negatively affect our results of operations and financial condition. Many issues beyond our control influence the success of our targeted OEMs that use our products, including, for example, the highly competitive environment in which they operate, the strength of the markets for their products, their engineering capabilities, their ability or inability to obtain other components from other suppliers, the compatibility of any of their other components with our products, the impact of a worldwide recession on their capital spending and sales of their equipment, and their financial and other resources. Likewise, we have no control over their product development or pricing strategies, which directly affect sales of their products and, in turn, our revenue. A decline in sales of our OEM customers’ systems that use our products would reduce our revenue. In addition, seasonal and other fluctuations in demand for their products could cause our operating results to fluctuate, which could cause our stock price to fall.

We have a lengthy sales cycle, which may result in significant expenses that do not generate significant revenue or delayed revenue generation from our selling efforts and limits our ability to forecast our revenue.

We expect that our product sales cycle, which results in our products being designed into our customers’ products, could take over 24 months. It can take an additional nine months to reach volume production of these products. A number of factors can contribute to the length of the sales cycle, including technical evaluations of our products by our OEMs, the design process required to integrate our products into our OEM customers’ products and the timing of our OEMs’ new product announcements. In anticipation of product orders, we may incur substantial costs before the sales cycle is complete and before we receive any customer payments. As a result, in the event that a sale is not completed or is cancelled or delayed, we may have incurred substantial expenses, making it more difficult for us to become profitable or otherwise negatively impacting our financial results. Furthermore, because of our lengthy sales cycle, our receipt of revenue from our selling efforts may be substantially delayed, our ability to forecast our future revenue may be more limited and our revenue may fluctuate significantly from quarter to quarter.

Our operating results could be adversely affected if we have to satisfy product warranty or liability claims.

If our products are defective or malfunction, we could be subject to product warranty or product liability claims that could have significant related warranty charges or warranty reserves in our financial statements. Further, we may spend significant resources investigating potential product design, quality and reliability claims, which could result in additional charges in our financial statements until such claims are resolved. We cannot guarantee that warranty reserves will either increase or decrease in future periods. Further, in connection with the master purchase agreements that we entered into with Cisco in 2005, we agreed to extended product warranties for the benefit of Cisco. Specifically, we agreed to general three-year warranties and, in the case of epidemic failures, to five-year warranties. In addition, under the Cisco agreements, we have agreed to indemnify Cisco for costs incurred in rectifying epidemic failures, up to the greater of (on a per claim basis) 25% of all amounts paid to us by Cisco during the preceding 12 months (approximately, $15.4 million at December 31, 2009) or $9.0 million, plus replacement costs. If we are required to make payments under this indemnity, our operating results may be adversely affected. Moreover, these claims in the future, regardless of their outcome, could adversely affect our business.

Our revenue and operating results may fluctuate significantly from period to period, on a quarterly or annual basis, causing volatility in our stock price.

Our total revenue and operating results have fluctuated from quarter-to-quarter in the past and are expected to continue to do so in the future. As a result, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance. Fluctuations in our total revenue and operating results could negatively affect the trading price of our stock. In addition, our total revenue and results of operations may, in the future, be below the expectations set by us or of analysts and investors, which could cause our stock price to decline. Factors that are likely to cause our revenue and operating results to fluctuate include, for example, the periodic costs associated with the generation of mask sets for new products and product improvements and the risk factors discussed throughout this section. Additional factors that could cause our revenue and operating results to fluctuate from period to period include:

•	foreign currency exchange fluctuations;

•	the timing and volume of orders received from our customers;

•	market demand for, and changes in the average selling prices of, our products;

•	the rate of qualification and adoption of our products by networking OEMs;

•	fluctuating demand for, and lengthy life cycles of, the products and systems that incorporate our products;

•	the market success of the OEMs’ systems that incorporate our products;

•	the ability of our wafer foundries to supply us with production capacity and finished products to sell to our OEM customers;

•	changes in the level of our costs and operating expenses;

•	our ability to receive our manufactured products from our wafer foundries and ship them within a particular reporting period;

•	deferrals or cancellations of customer orders in anticipation of the development and commercialization of new technologies or for other reasons;

•	changes in our product lines and revenue mix;

•	the timing of the introduction by others of competing, replacement or substitute products technologies;

•	our ability or the ability of our OEM customers that use our products to procure required components or fluctuations in the cost of such components;

•	cyclical fluctuations in semiconductor or networking markets;

•	general economic conditions that may affect end-user demand for products that use our products; and

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changes in the fair value of contingent earn-out liabilities on acquisitions such as those associated with earn-out consideration payable in connection with the achievement of certain revenue performance targets for products acquired in the RMI acquisition.

In addition, RMI’s business has historically been subject to seasonality, which may cause us to experience greater fluctuation of our revenues following the acquisition.

The cyclical nature of the semiconductor industry and the networking markets could adversely affect our operating results and our business.

We expect our business to be subject to the cyclicality of the semiconductor industry, especially the market for communications integrated circuits. Historically, there have been significant downturns in this industry segment characterized by reduced demand for integrated circuits and accelerated erosion of average selling prices. At times, these downturns have lasted for prolonged periods of time. Furthermore, from time to time, the semiconductor industry also has experienced periods of increased demand and production constraints, in which event we may not be able to have our products produced in sufficient quantities, if at all, to satisfy our customers’ needs. It is likely that the communications integrated circuit business will experience similar downturns in the future and that, during such times, our business could be affected adversely. It is also likely that the semiconductor industry will experience periods of strong demand. We may have difficulty in obtaining enough products to sell to our customers or may face substantial increases in the wafer prices charged by our foundries.

In addition, the networking industry from time to time has experienced and may experience a pronounced downturn. To respond to a downturn, many networking service providers may be required to slow their research and development activities, cancel or delay new product developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from networking OEMs, which would have a significant negative impact on our business. In the future, a downturn in the networking industry may cause our operating results to fluctuate significantly from year-to-year, which also may tend to increase the volatility of the price of our common stock.

We may not be able to protect and enforce our intellectual property rights, which could impair our ability to compete and reduce the value of our technology.

Our success and future revenue growth depend, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality procedures, to protect our proprietary technologies and processes. However, these measures may not provide meaningful protection for our intellectual property.

We cannot assure you that any patents will issue from any of our pending applications. Any rights granted under any of our existing or future patents may not provide meaningful protection or any commercial advantage to us. For example, such patents could be challenged or circumvented by our competitors or declared invalid or unenforceable in judicial or administrative proceedings. The failure of any patents to adequately protect our technology would make it easier for our competitors to offer similar products. We do not have foreign patents or pending applications corresponding to many of our U.S. patents and patent applications, including in some foreign countries where our products are sold or may be sold in the future. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use our proprietary technology or marks without authorization or to develop similar technology independently. Monitoring unauthorized use of our proprietary technology or marks is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation or unauthorized use of our technology or marks. In addition, effective patent, copyright, trademark and trade secret protection may not be available or may be limited in certain foreign countries. Many companies based in the U.S. have encountered substantial infringement problems in foreign countries, including countries in which we sell products. Our failure to effectively protect our intellectual property could reduce the value of our technology and could harm our business, financial condition and operating results.

Furthermore, we have in the past and may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or the rights of our customers or to protect our trade secrets. Litigation by us could result in significant expense and divert the efforts of our technical and management personnel and could materially and adversely affect our business, whether or not such litigation results in a determination favorable to us.

Any claim that our products or our proprietary technology infringe third party intellectual property rights could increase our costs of operation and distract management and could result in expensive settlement costs.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in often protracted and expensive litigation. From time to time, we are involved in litigation relating to intellectual property rights. In addition, we have received notices from time to time that claim we have infringed upon or misappropriated intellectual property rights owned by others. We typically respond when appropriate and as advised by legal counsel. We cannot assure you that parties will not pursue litigation with respect to those allegations. We may, in the future, receive similar notices, any of which could lead to litigation against us. For example, parties may initiate litigation based on allegations that we have infringed their intellectual property rights or misappropriated or misused their trade secrets or may seek to invalidate or otherwise render unenforceable one or more of our patents. Litigation against us can result in significant expense and divert the efforts of our management, technical, marketing and other personnel, whether or not the litigation results in a determination adverse to us. We cannot assure you that we will be able to prevail or settle any such claims or that we will be able to do so at a reasonable cost. In the event of an adverse result in any such litigation, we could be required to pay substantial damages for past infringement and royalties for any future use of the technology. In addition, we may be required to cease the sale of certain products, recall certain products from the market, redesign certain products offered for sale or under development or cease the use of certain marks or names. We cannot assure you that we will be able to successfully redesign our products or do so at a reasonable cost. Additionally, we have in the past sought and may in the future seek to obtain a license to a third party’s intellectual rights and have granted and may in the future grant a license to certain of our intellectual property rights to a third party in connection with a cross-license agreement or a settlement of claims or actions asserted against us. However, we cannot assure you that we would be able to obtain a license on commercially reasonable terms, or at all.

Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others. This could trigger technical support and indemnification obligations in some of our license or customer agreements. These obligations could result in substantial expenses, including the payment by us of costs and damages related to claims of patent infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relations with our customers and cause the sale of our products to decrease. We cannot assure you that claims for indemnification will not be made or that if made, such claims would not have a material adverse effect on our business, operating results or financial condition. We do not have any insurance coverage for intellectual property infringement claims for which we may be obligated to provide indemnification. If we are obligated to pay damages in excess of, or otherwise outside of, our insurance coverage, or if we have to settle these claims, our operating results could be adversely affected.

If we are unable to compete effectively, our revenue and market share may be reduced.

Our business is extremely competitive, especially during the design-in phase of our customers’ design cycles. We compete with large semiconductor manufacturers, many of which have more established reputations, more diverse customer bases and greater financial and other resources than we do. In addition, our OEM customers may design their own integrated circuits to address their system needs. As we develop new applications for our products and expand into new markets, we expect to face even greater competition. Our present and future competitors may be able to better anticipate customer and industry demands and to respond more quickly and efficiently to those demands, such as with product offerings, financial discounts or other incentives. Furthermore, our OEM customers may be able develop or acquire integrated circuits that satisfy their needs faster or most cost effectively than we can. We cannot assure you that we will be able to compete effectively against these and our other competitors. If we do not compete effectively, our revenue and market share may decline.

Our success may depend on our ability to comply with new or evolving industry standards applicable to our products or our business.

Our ability to compete in the future may depend on our ability to ensure that our products comply with evolving industry standards affecting our customers’ equipment and other markets in which we compete. In addition, from time to time, new industry standards may emerge which could render our products incompatible with the products of our customers or suppliers. In order to ensure compliance with the relevant standards, we may be required to devote significant time, capital and other resources to modify or redesign our existing products or to develop new products. We cannot assure you that we will be able to develop products which comply with prevailing standards. If we are unable to develop these products in a timely manner, we may miss significant business opportunities, and our revenue and operating results could suffer.

If an earthquake or other natural disaster disrupts the operations of our third party wafer foundries or other vendors located in high risk regions, we could experience significant delays in the production or shipment of our products.

TSMC and UMC, which manufacture our products, along with most of our vendors who handle the assembly and testing of our products, are located in Asia. The risk of an earthquake in the Pacific Rim region is significant due to the proximity of major earthquake fault lines. In September 1999, a major earthquake in Taiwan affected the facilities of several of these third party vendors, as well as other providers of these services. As a result of this earthquake, these vendors suffered power outages and disruptions that impaired their production capacity. In March 2002 and September 2003, additional earthquakes occurred in Taiwan. The occurrence of additional earthquakes or other natural disasters could result in the disruption of the wafer foundry or assembly and test capacity of the third parties that supply these services to us. We may not be able to obtain alternate capacity on favorable terms, if at all.

Any future acquisitions we make could disrupt our business, harm our financial condition and dilute our stockholders.

In the future, we may consider additional opportunities to acquire other businesses or technologies that would complement our current offerings, expand the breadth of our markets or enhance our technical capabilities. Acquisitions present a significant number of potential challenges that could, if not met, disrupt our business operations, increase our operating costs, reduce the value to us of the acquired company or business, including:

•	integration of the acquired employees, operations, technologies and products with our existing business and products;

•	focusing management’s time and attention on our existing core business;

•	retention of business relationships with suppliers and customers of the acquired company;

•	entering markets in which we may lack prior experience;

•	retention of key employees of the acquired company or business;

•	amortization of intangible assets, write-offs, stock-based compensation and other charges relating to the acquired business and our acquisition costs; and

•

dilution to our existing stockholders from the issuance of additional shares of common stock or reduction of earnings per outstanding share in connection with an acquisition that fails to increase the value of our company.

We cannot provide assurances, however, that this acquisition or future acquisitions that we might make will achieve our business objectives or increase our value or the price of our common stock.

Risks Relating to our Recent Acquisition of RMI Corporation

The integration of RMI may not be completed successfully, cost-effectively or on a timely basis.

As a result of our acquisition of RMI in October 2009, we have significantly more assets, operations and employees to manage than we did prior to the acquisition. The integration process has required us to significantly expand the scope of our operations and financial systems, and there is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, among others:

•	the diversion of management’s attention from the day-to-day operations of the combined company;

•	the assimilation of RMI employees and the integration of two business cultures;

•	challenges in attracting and retaining key personnel;

•	the integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in combining product offerings and sales and marketing activities.

There is no assurance that we will successfully or cost-effectively integrate RMI’s operations with our own. For example, the costs of achieving systems integration may substantially exceed our current estimates. As a non-public company, RMI did not have to comply with the requirements of the Sarbanes-Oxley Act of 2002 for internal control and other procedures. Integrating its systems and activities with ours in order to ensure our continued compliance with those requirements may continue to cause us to incur substantial additional expense. In addition, the integration process may cause an interruption of, or loss of momentum in, the activities of our business. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and our results of operations and financial condition may be harmed.

We may not be able to realize the anticipated synergies and other benefits we expect to achieve from the acquisition of RMI within the timeframe that is currently expected, or at all.

Strategic transactions like our acquisition of RMI create numerous uncertainties and risks. As a result, the combined company may not be able to realize the expected revenue growth and other benefits and synergies that we sought to achieve from the acquisition. We believe that the businesses conducted by us and RMI prior to the merger were complementary in a number of respects and that the combined company can take advantage of synergies, economies of scale and other benefits in the following areas, among others:

•	market expansion;

•	increased sales to existing customers;

•	product and technology synergies;

•	operational and manufacturing synergies;

•	research and development synergies;

•	expansion of intellectual property and patent portfolio;

•	geographic synergies; and

•	cultural synergies.

However, these anticipated benefits and synergies are based on projections and assumptions, not actual experience, and actual results may deviate from our expectations for a variety of reasons, including those discussed in this section.

We may not be successful in our expansion into the current markets for RMI products and in addressing the new opportunities we expect to arise out of the combination.

RMI historically designed and developed high performance, power-optimized processor solutions for several target markets: infrastructure equipment, enterprise systems, security and storage appliances, data center systems and industrial and connected media devices. Because the RMI products serve some different markets than our products historically did, we did not have experience competing in these prior to the acquisition. The success of our expansion into these new markets will depend on a number of factors, including:

•	our ability to leverage each company’s successes to provide synergistic solutions to key customers and applications;

•	our ability to assimilate and retain key RMI personnel who have expertise in conducting RMI’s business;

•	our ability to preserve and grow RMI’s existing customer, distributor and ecosystem partner relationships;

•	our ability to design and develop innovative products and solutions in these new markets and to continue RMI’s success in achieving “design wins” with key customers;

•	our ability to provide high quality customer services and support; and

•	our ability to compete effectively against a larger number and broader range of competitors resulting from our entry into new markets.

In addition to the current markets for RMI products, we believe that the combined company is poised to address new opportunities in areas such as high-performance switching and routing control plane processing and the high-volume, ultra low-power embedded processing market for enterprise, industrial and connected media applications. If we are unsuccessful in expanding into these new market opportunities, we may not achieve the sales and revenue growth we had expected from the acquisition.

There is no assurance that we will be able to continue or expand upon RMI’s past success with customer design wins following the acquisition.

RMI achieved strategic design wins at a wide range of leading customers such as Alcatel-Lucent, Aruba, Check Point Software Technologies Ltd., Cisco, Datang Mobile Communications Equipment Co., Ltd., Dell, Fujitsu, HP, Huawei, Huawei-Symantec, Hangzhou H3C Technologies Co. Ltd, IBM, Juniper, LG Electronics, Inc., McAfee, Inc., Motorola, NEC, Samsung, Sun and ZTE, among others. There is no assurance that we will be able to replicate or improve upon RMI’s success in obtaining design wins from these and other customers following the acquisition. This uncertainty is compounded by the fact that RMI does not have long-term commitments from any of its existing customers. These product design processes can be lengthy, as the customers of RMI products usually require a comprehensive technical evaluation of its products before they incorporate them into their designs. If a customer’s system designer initially chooses a competitor’s product, it becomes significantly more difficult to sell RMI’s products for use in that system because changing suppliers can involve significant cost, time, effort and risk for RMI’s customers. Our failure to win a competitive design opportunity can result in foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed. We expect to invest significant time and resources and to incur significant expenses to design RMI products to ensure compliance with relevant specifications, but even with these efforts we may have limited success in securing customer design wins for a number of reasons, including our management’s lack of experience with the markets served by RMI’s products, our failure to retain key RMI personnel involved in the customer design process and our failure to establish employee incentives and otherwise operate the RMI business in a manner that continues to place high priority on customer design wins. Our ability to compete in the markets in which RMI competed will depend, in large part, on our ability to continue to design products to ensure compliance with RMI customers’ and potential customers’ specifications and to secure design wins.

Even if we are successful in achieving customer design wins for RMI products, we may not realize the revenue growth and other benefits we expect to achieve from the acquisition.

The nature of the design process for RMI products requires that significant expenses be incurred prior to recognizing revenues associated with those expenses, which may harm our financial results. Even if a customer designs one of RMI’s products into its product offering, we cannot be assured that its product will be commercially successful, that we will receive any revenues from that manufacturer or that a successor design will include an RMI product. As a result, we may be unable to accurately forecast the volume and timing of orders and revenues associated with any new product introductions, which could adversely affect our results of operations. If we are unable to realize the revenue growth we expect to achieve from customer design wins for RMI products, we may not achieve the operational results we anticipate following the acquisition and our business may be adversely impacted.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for the semiconductor solutions provided by RMI products, which may result in reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins and sales.

We have substantial experience in transitioning the manufacturing processes for our products to each new generation of smaller geometry process technologies and believe that it will be necessary to migrate RMI’s products to such smaller geometries as well. Any transition would require us to redesign the applicable product and require us and our foundry partners to use new or modified manufacturing processes for the product. The smallest geometry process that RMI used for any semiconductors is 80 nanometer, but we expect the next generation semiconductors to be based on a 40 nanometer process. Because of our lack of experience with the RMI products and technology, we may not be as successful in migrating these products to smaller geometry process technologies as we have been with our own products. We will also depend on our relationships with foundry subcontractors to transition to smaller geometry processes successfully. If we experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration for RMI products, we may experience reduced manufacturing yields, delays in product deliveries, increased expenses and loss of design wins and sales, any of which could prevent us from realizing the anticipated benefits from the acquisition.

We expect to rely on third party technologies for the development of the RMI products, and our inability to use these technologies in the future could harm our ability to compete in the markets for these products.

We rely on third parties for technologies that are integrated into the RMI products, such as wafer fabrication and assembly and test technologies used by its contract manufacturers, as well as licensed MIPS architecture technologies. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly following the acquisition, we may not be able to secure alternatives in a timely manner, and our ability to remain competitive in the markets served by these products would be harmed. In addition, the MIPS license requires that certain improvements be made available to the community of all of MIPS’ licensees, which could conceivably reduce the proprietary advantage that we will have with this architecture. If we are unable to license technology from third parties on commercially reasonable terms in order to continue to develop current products or to develop future products for the markets served by the RMI products, we may not be able to develop these products in a timely manner or at all.

Our operating results will depend in part on the growth of developing sectors of the connected media market historically served by RMI.

The RMI business has been highly dependent on developing sectors of the connected media market, including portable media players, personal navigation devices, automobile infotainment devices and home media players. The connected media market is highly competitive and is characterized by, among other things, frequent introductions of new products and short product life cycles. If the target markets for the RMI products within these markets do not grow as rapidly or to the extent anticipated, our business could suffer. RMI derived a significant portion of its revenues from the sale of its semiconductor solutions for use in emerging connected media applications. Our ability to sustain and increase revenue is in large part dependent on the continued growth of these rapidly evolving market sectors, whose future is largely uncertain. Many factors could impede or interfere with the expansion of these connected media market sectors, including a slowdown in overall consumer spending, consumer demand in these sectors, general economic conditions, other competing consumer electronic products and insufficient interest in new technology innovations. Any of these dynamics in the consumer electronics market could harm future sales of the RMI products and prevent us from realizing the anticipated benefits of our acquisition of RMI.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in foreign markets.

Because we incorporate encryption technology into our multi-core products, some of these products are subject to United States export controls and may be exported outside the United States only with the required level of export license or through an export license exception. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to introduce products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or an inability to export or sell our products to, existing or prospective customers with international operations and harm our business.

Risks Relating to our Common Stock

In connection with our acquisition of RMI in October 2009, we issued a substantial number of shares of common stock around the time of closing, and we may be required to issue additional shares before December 31, 2010, which would further dilute the ownership interests of our other stockholders.

In connection with the acquisition of RMI, we issued or reserved for issuance 9.9 million shares of our common stock at closing as merger consideration to RMI stockholders and as incentive stock awards to RMI employees. We may be required issue up to 3.1 million additional shares to former RMI stockholders as earn-out consideration before December 31, 2010, if the maximum earn-out is achieved. Our issuance of additional shares of common stock as earn-out consideration may result in substantial percentage dilution of the ownership interests of our other stockholders at that time. Our issuance of shares in connection with the RMI acquisition also may have an adverse impact on our net earnings per share in fiscal periods that include (or follow) the date of the acquisition, as we anticipate that the transaction will be dilutive on the basis of net earnings per common share for the foreseeable future following the acquisition.

The price of our stock could decrease as a result of shares being sold in the market, including sales by former RMI stockholders who received shares in connection with our acquisition of RMI.

Sales of a substantial number of shares of common stock in the public market, such as the total of up to 6,774,464 shares to be sold in this offering, including the underwriters’ over-allotment option, could adversely affect the prevailing market price of our common stock from time to time. Substantially all the shares of our common stock currently outstanding are eligible for sale in the public market but sales by our affiliates will be subject to conditions of Rule 144 (other than holding period requirements) including the volume restrictions set forth in SEC Rule 144(e).

Additionally, as the shares of common stock we issued in our acquisition of RMI become eligible for resale, the sale of those shares could adversely impact our stock price. All of the shares of our common stock issued as merger consideration were subject to a complete trading lock-up through April 30, 2010, and 50% of those shares will be subject to a complete trading lock-up through October 30, 2010. All of the shares offered by selling stockholders in the offering were in the lock-up portion expiring on April 30, 2010. In addition, 50% of the restricted stock units that we issued to certain RMI employees at closing will vest on April 30, 2010 and the remaining 50% will vest on October 30, 2010. These equity incentive shares have been registered and therefore generally are not subject to resale restrictions under federal securities laws. Accordingly, a substantial number of additional shares of our common stock could be resold on or after May 3, and on or after November 1, 2010. Our stock price may suffer a significant decline as a result of the sudden increase in the number of shares sold in the public market or market perception that the increased number of shares available for sale will exceed the demand for our common stock.

Our stock price could drop, and there could be significantly less trading activity in our stock, if securities or industry analysts downgrade our stock or do not publish research or reports about our business.

Our stock price and the trading market for our stock are likely to be affected significantly by the research and reports concerning our company and our business which are published by industry and securities analysts. We do not have any influence or control over these analysts, their reports or their recommendations. Our stock price and the trading market for our stock could be negatively affected if any analyst downgrades our stock, publishes a report which is critical of our business, or discontinues coverage of us.

Our common stock has experienced substantial price volatility.

Our common stock has experienced substantial price volatility. Such volatility may occur in the future, particularly because of quarter-to-quarter variations in our actual or anticipated financial results, or the reported financial results of other semiconductor companies or our customers. Stock price volatility may also result from product announcements by us or our competitors, or from changes in perceptions about the various types of products we manufacture and sell. In addition, our stock price may fluctuate due to price and volume fluctuations in the stock market, especially in the technology sector.

Provisions of our certificate of incorporation and bylaws, Delaware law and customer agreements might delay or prevent a change of control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change of control, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Our board of directors might issue up to 50,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

Under our master purchase agreements with Cisco, in the event of, among other things, the transfer of at least 50% of our voting control to a Cisco competitor that generates less than 50% of its annual sales from integrated circuit products, Cisco may exercise rights to purchase our knowledge-based processors directly from our manufacturers, subject to payments to us. This provision may discourage or complicate attempts by some third parties to acquire us.

Our stockholder rights plan could prevent stockholders from receiving a premium over the market price for their shares from a potential acquirer.

We adopted a stockholder rights plan that generally entitles our stockholders to rights to acquire additional shares of our common stock when a third party acquires 15.0% of our common stock or commences or announces its intent to commence a tender offer for at least 15.0% of our common stock, other than for certain stockholders that were stockholders prior to our initial public offering as to whom this threshold is 20.0%. This plan could delay, deter or prevent an investor from acquiring us in a transaction that could otherwise result in stockholders receiving a premium over the market price for their shares of common stock.

We may need to obtain financing in order to fund our growth strategy.

We believe that we have or will have access to capital sufficient to satisfy our working capital requirements for at least the next 12 months. However, it may become necessary for us to raise additional funds to support our growth, or we may decide to raise funds in addition to those we will receive from this offering. We cannot assure you that we will be able to obtain financing when needed or that, if available to us, the terms will be acceptable to us. If we issue equity securities in any financing, the new securities may have rights and preferences senior to our shares of common stock, and the ownership interest in us of our current stockholders will be proportionately reduced. If we issued debt securities, they will rank senior to all equity securities. If we are unable to raise additional capital, we may not be able to implement our growth strategy, and our business could be harmed significantly. Our future capital requirements will depend on many factors, including the amount of revenue we generate, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products, the costs to ensure access to adequate manufacturing capacity, and the continuing market acceptance of our products, and any future business acquisitions that we might undertake. However, if we do not meet our plan, we could be required, or might elect, to seek additional funding through public or private equity or debt financing and additional funds may not be available on terms acceptable to us or at all. We also might decide to raise additional capital at such times and upon such terms as management considers favorable and in the interests of the Company. We may sell up to approximately an additional $120 million of our debt and/or equity securities (before reductions for expenses, underwriting discounts and commissions) under our existing shelf registration statement on Form S-3 which may result in an increase in the number of shares and decline in earnings per share. We may sell these securities from time-to-time without prior announcement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in, or incorporated by reference into this prospectus supplement and the accompanying prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those described in the section entitled “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described in the section entitled “Risk Factors” above and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 3,200,000 shares of common stock by us will be approximately $87.4 million, or $111.7 million if the underwriters’ over-allotment option is exercised in full, at the public offering price of $28.85 per share and after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Selling Stockholders.”

SELLING STOCKHOLDERS

We have agreed to include shares of common stock held by certain of stockholders in the registration statement of which this prospectus supplement and the accompanying prospectus is a part on the same terms and conditions as shares included by us, provided that the aggregate number of shares to be included by us and the selling stockholders does not exceed 5,890,838 (exclusive of shares, if any, sold pursuant to the over-allotment option). The selling stockholders include Warburg Pincus Private Equity VIII, L.P., entities affiliated with Advanced Equities, Inc. and Foundries Holdings, LLC. Each of the selling stockholders acquired their shares of our common stock in connection with our acquisition of RMI in October 2009.

The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of March 15, 2010 and following the completion of this offering. Beneficial ownership has been determined in accordance with applicable SEC rules, pursuant to which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire voting or investment power within 60 days. The percentage of beneficial ownership prior to the offering is based on 58,301,027 shares of common stock outstanding as of March 15, 2010, and the percentage beneficial ownership following the offering is based on an estimated 61,501,027 shares to be outstanding at that time. All share numbers have been retroactively adjusted to reflect the two-for-one stock dividend paid on March 19, 2010.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering
	Number	%	Number	Number	%
Warburg Pincus Private Equity VIII, L.P.	3,265,963	5.6	1,461,519	1,804,444	2.9
Entities affiliated with Advanced Equities, Inc.(1)	2,106,520	3.6	942,667	1,163,853	1.9
Foundries Holdings, LLC	640,563	1.1	286,652	353,911	*

Total	6,013,046	10.3	2,690,838	3,322,208	5.4

*	Represents holdings of less than one percent.
(1)	Advanced Equities, Inc. affiliated entities beneficially own the following number of shares of common stock prior to the offering.

Entity	Common Stock
Advanced Equities 2006 Venture Investments I, LLC	538,121
Advanced Equities XXXII, LLC	223,116
Advanced Equities Raza Qualified, LLC	421,270
Advanced Equities RMI Investments IV, LLC	875,647
AEI Trilogy Fund I, LLC	48,366

All of the above entities, which we collectively refer to as the AEI Entities, are controlled by managing members that are wholly-owned subsidiaries of Advanced Equities Financial Corp., or AEFC, which exercises voting and dispositive control over all of the AEI Entities. AEFC disclaims beneficial ownership of all of these shares. Keith G. Daubenspeck is a co-founder and the chairman of AEFC and Mr. Daubenspeck may be deemed to exercise shared voting and investment power over all of the shares held by the AEI Entities. Mr. Daubenspeck disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

DILUTION

Our net tangible book value as of December 31, 2009 was $89.7 million, or $1.56 per share. Net tangible book value per share represents the total amount of our tangible assets reduced by the total amount of our liabilities and divided by the number of shares outstanding on December 31, 2009 of 57,484,438.

Our net tangible book value at December 31, 2009, as adjusted after giving effect to the issuance and sale by us of 3,200,000 shares in this offering, would be $177.1 million, or $2.92 per share based on 60,684,438 shares of common stock outstanding after giving effect to this offering.

Based on a public offering price of $28.85 per share, this represents an immediate increase in pro forma net tangible book value at December 31, 2009 of $1.36 per share to existing shareholders and an immediate dilution of $25.93 per share to new investors purchasing our shares in this offering.

Dilution per share represents the difference between the price per share to be paid for the shares of common stock sold by us in this offering and the pro forma net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

Public offering price per share		$28.85
Net tangible book value per share as of December 31, 2009	$1.56
Increase in net tangible book value per share attributable to new investors	$1.36

Net tangible book value per share after the offering		2.92

Dilution per share to new investors in this offering		$25.93

The table above excludes the following shares, each as of December 31, 2009:

•	4,828,000 shares of common stock issued upon exercises of outstanding exercisable stock options with a weighted average exercise price of approximately $11.27 per share;

•	3,844,000 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable;

•	5,100,000 shares of common stock issuable upon the vesting of outstanding unvested restricted stock unit awards;

•	1,317,795 shares of common stock available for future issuance under our stock option plans; and

•	321,174 shares of common stock available for sale under our employee purchase plan.

All of the above share numbers have been retroactively adjusted to reflect the two-for-one stock dividend paid on March 19, 2010.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market under the symbol “NETL”. The following table sets forth, for the periods indicated, the intra-day high and low per share sale prices of our common stock, as reported on the Global Select Market.*

	Price Range Per Share
	High	Low
For the year ending December 31, 2010:
First quarter (through March 25, 2010)	$31.49	$20.40
For the year ending December 31, 2009:
Fourth quarter	$24.00	$18.44
Third quarter	$23.40	$16.18
Second quarter	$19.25	$13.39
First quarter	$14.29	$9.84
For the year ended December 31, 2008:
Fourth quarter	$15.23	$7.21
Third quarter	$19.55	$13.49
Second quarter	$20.13	$11.72
First quarter	$16.45	$10.08

*	Share price data have been retroactively adjusted to reflect the two-for-one stock dividend paid on March 19, 2010.

As of March 15, 2010, there were approximately 152 holders of record (not including beneficial holders of stock held in street names) of our common stock.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any. Under a credit agreement dated June 19, 2009 with a syndication of banks, we are prohibited from the declaration and payment of cash dividends.

On February 16, 2010, our Board of Directors approved a two-for-one stock split of our common stock which was accomplished through the issuance of additional shares as a stock dividend. The stock dividend was paid on March 19, 2010 to our stockholders of record as of March 5, 2010.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of the 3,200,000 shares of common stock we and the selling stockholders are offering hereby at the public offering price of $28.85 per share after deducting underwriting discounts and commissions and estimated offering expenses.

You should read this table in conjunction with the section of this prospectus supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, incorporated by reference from our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009.

	As of December 31, 2009
	(unaudited)
	Actual	As Adjusted
	(amounts in thousands)
Cash and cash equivalents	$44,278	$131,662

Stockholders’ equity:
Preferred stock; 50,000 shares authorized; none issued and outstanding, actual; none issued and outstanding, as adjusted	$—	$—
Common stock; 200,000 shares authorized; 57,484 shares issued and outstanding, actual; 60,684 issued and outstanding, as adjusted	575	607
Additional paid-in capital	548,523	635,875
Accumulated deficit	(123,143)	(123,143)

Total stockholders’ equity	425,955	513,339

Total capitalization	$425,955	$513,339

The table above excludes the following shares, each as of December 31, 2009:

•	4,828,000 shares of common stock issued upon exercises of outstanding exercisable stock options with a weighted average exercise price of approximately $11.27 per share;

•	3,844,000 shares of common stock issuable upon exercise of outstanding stock options that are not exercisable;

•	5,100,000 shares of common stock issuable upon the vesting of outstanding unvested restricted stock unit awards;

•	1,317,795 shares of common stock available for future issuance under our stock option plans; and

•	321,174 shares of common stock available for sale under our employee stock purchase plan.

All of the above share numbers have been retroactively adjusted to reflect the two-for-one stock dividend paid on March 19, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included in our amended Annual Report on Form 10-K/A for the year ended December 31, 2009. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs, particularly statements referencing our expectations regarding revenue and operating expenses, cost of revenue, tax and accounting estimates, cash, cash equivalents and cash provided by operating activities, the demand and expansion opportunities for our products, our customer base, our competitive position, and the impact of the current economic environment on our business. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, particularly in “Risk Factors.”

Overview

We are a leading fabless semiconductor company that designs, develops and sells proprietary high-performance processors and high speed integrated circuits that are used to enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. Our market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, high-speed 10/40/100 Gigabit Ethernet physical layer devices, network search engines, and ultra low-power embedded processors. These products are designed into high-performance systems such as switches, routers, wireless base stations, radio network controllers, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs) such as AlaxalA Networks Corporation, Alcatel-Lucent, ARRIS Group, Inc., Brocade Communications Systems, Inc., Cisco Systems, Inc., Dell Inc., Ericsson, Fortinet, Inc., Fujitsu Limited, Hangzhou H3C Technologies Co. Ltd, Hitachi, Ltd., Huawei Technologies Co., Ltd., Huawei Symantec Technologies Co., Ltd, IBM Corporation, Juniper Networks, Inc., LG Electronics, Inc., Motorola, Inc., NEC Corporation, Samsung Electronics, Sun Microsystems, Inc., Tellabs, and ZTE Corporation.

The products and technologies we have developed and acquired are targeted to enable our customers to develop systems that support the increasing speeds and complexity of the Internet infrastructure. We believe there is a growing need to include multi-core processors, knowledge-based processors, and high speed physical layer devices in a larger number of such systems as networks transition to all Internet Protocol (IP) packet processing at increasing speeds and complexity.

The equipment and systems that use our products are technically complex. As a result, the time from our initial customer engagement design activity to volume production can be lengthy and may require considerable support from our design engineering, research and development, sales, and marketing personnel in order to secure the engagement and commence product sales to the customer. Once the customer’s equipment is in volume production, however, it generally has a life cycle of three to five years and requires less ongoing support.

We derive revenue primarily from sales of semiconductor products to OEMs, their contract manufacturers and distributors. Usually, we sell the initial shipments of a product for a new design engagement directly to the OEM customer. Once the design enters volume production, the OEM frequently outsources its manufacturing to contract manufacturers who purchase the products directly from us.

We also use distributors to provide valuable assistance to end-users in delivery of our products and related services. In accordance with standard market practice, our distributor agreements limit the distributor’s ability to return product up to a portion of purchases in the preceding quarter and limit price protection for inventory on-hand if it subsequently lowers prices on our products. We recognize sales through distributors at the time of shipment to end customers.

As a fabless semiconductor company, our business is less capital intensive than others because we rely on third parties to manufacture, assemble, and test our products. In general, we do not anticipate making significant capital expenditures aside from business acquisitions that we might make from time to time. In the future, as we launch new products or expand our operations, however, we may require additional funds to procure product mask sets, order elevated quantities of wafers from our foundry partners, perform qualification testing and assemble and test those products.

Because we purchase all wafers from suppliers with fabrication facilities and outsource the assembly and testing to third party vendors, a significant portion of our costs of revenue consists of payments to third party vendors.

Recent Acquisitions

On October 30, 2009, we completed the acquisition of RMI, a provider of high-performance and low-power multi-core, multi-threaded processors and on October 30, 2009, delivered merger consideration of approximately 9.9 million shares of our common stock and $12.6 million cash for distribution to the holders of RMI capital stock. Approximately 10% of the shares delivered as merger consideration are being held in escrow as security for claims and expenses that might arise during the first 12 months following the closing date. The closing price of a share of our common stock on October 30, 2009 was $19.01.

We may be required to issue and deliver up to an additional 3.1 million shares of common stock and pay an additional $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

On July 17, 2009, we completed the IDT NSE acquisition. The acquisition was accounted for as a business combination during the third quarter of fiscal 2009. As purchase consideration we paid $98.2 million in cash, net of a price adjustment based on a determination of the actual amount of inventory received.

On October 24, 2007, we completed the Aeluros Acquisition. The acquisition was accounted for as a business combination during the fourth quarter of fiscal 2007. We paid $57.1 million in cash upon the closing of the transaction in exchange for all of the outstanding equity securities of Aeluros. We reserved 208,000 shares of common stock for future issuance upon the exercise of unvested employee stock options of Aeluros that we assumed and are subject to continued employment vesting requirements. In addition, we paid $15.5 million cash in February 2009 based on the attainment of revenue performance milestones for the acquired business during the one year period following the close of the transaction.

Our results of operations for 2009 reflect two months of revenues subsequent to the RMI acquisition and five and one-half months of revenue subsequent to the IDT NSE acquisition. Revenues in the second half of 2009, included $16.3 million attributable to the IDT NSE acquisition and $14.5 million of revenue attributable to the RMI acquisition. The last quarter of 2009 also included operating costs associated with an additional 269 employees from the RMI acquisition. Results of operations in 2010 will reflect a full year of revenues and costs attributable to both acquisitions and consequently will be substantially higher than comparable period results in 2009.

Outlook and Challenges

Our year-over-year revenue increased from $139.9 million for the year ended December 31, 2008 to $174.7 million for the year ended December 31, 2009. In early 2009, in light of a volatile macro-economic environment and a decrease in demand, we focused on operating efficiencies and containing our cash operating expense growth During the second half of 2009 we experienced an increase in sequential quarterly revenue growth. Our quarterly revenues grew from $32.5 million in the second quarter of 2009 to $42.3 million in the third quarter of 2009 to $69.5 million in the fourth quarter of 2009. The sequential increase in our quarterly revenues was due to a combination of an improvement in the macroeconomic environment as well as increased demand for our products as result of new customer programs being introduced into the market utilizing our products and new revenues from our acquisitions. Given the resumption of our revenue growth, for 2010 we have shifted from focusing on containing our cash operating expenses to strategically investing in our product development and scaling our business operations to support our growth as well as the continued successful integration of the IDT NSE business and RMI. Our continued integration efforts include: the assimilation of employees; retaining key personnel; process and system rationalization related to our management information and enterprise resource planning systems to keep in pace with our breadth and scale of business, while maintaining regulatory compliance; and keeping existing customers and obtaining new customers.

For the years ended December 31, 2009, 2008, and 2007, our top five customers in terms of revenue accounted for approximately 68%, 68%, and 79% of total product revenue, respectively. Although we believe our revenues will continue to be concentrated with our significant customers, we expect continued favorable market trends, such as the increasing number of 10 Gigabit ports as enterprises and datacenters upgrade their legacy networks to better accommodate the proliferation of video and virtualization applications, and the growing mobile wireless infrastructure and IPTV markets, will enable us to broaden our customer base. Additionally, our expanding product portfolio will also help us further diversify our customer and product revenues as well as expanding our product portfolio with our existing customers.

Cisco Business

Cisco and its contract manufacturers have accounted for a large percentage of our historical revenue. At Cisco’s request, in 2007, we transitioned into a just-in-time inventory arrangement covering substantially all of our product shipments to Cisco and its contract manufacturers. Pursuant to this arrangement we deliver products to Wintec Industries (“Wintec”) based on orders they place with us, but we do not recognize product revenue unless and until Wintec reports that it has delivered the product to Cisco or its contract manufacturer to incorporate into its end products. Given this arrangement, unless Cisco or its contract manufacturers take possession of our products from Wintec in accordance with the schedules provided to us, our predicted future revenue stream could vary substantially from our forecasts, and our results of operations could be materially and adversely affected. Additionally, because we own the inventory physically located at Wintec until it is shipped to Cisco and its contract manufacturers, our ability to effectively manage inventory levels may be impaired, causing our total inventory levels to increase. This, in turn, could increase our expenses associated with excess and obsolete product and negatively impact our cash flows. For the years ended December 31, 2009, 2008 and 2007, our revenues from Cisco and Cisco’s contract manufactures were $61.7 million, $52.7 million and $55.1 million or approximately 35%, 38%, and 50% of total revenue.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make fair and reasonable estimates and assumptions that affect reported amounts of assets, liabilities and operating expenses during the period reported. The following accounting policies require management to make estimates and assumptions. These estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period they are determined to be necessary. If actual results differ significantly from management’s estimates, our financial statements could be materially impacted. Our estimates are guided by observing the following critical accounting policies.

Revenue Recognition. We derive our revenue primarily from sales of semiconductor products. We recognize revenue when all of the following criteria have been met: (i) persuasive evidence of a binding arrangement exists, (ii) delivery has occurred, (iii) the price is deemed fixed or determinable and free of contingencies and significant uncertainties, and (iv) collection is probable. The price is considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices, which is often memorialized with a customer purchase order. We assess the ability to collect from our customers based on a number of factors, including credit worthiness and any past transaction history of the customer.

Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of revenue. We recognize revenue at the time of shipment to OEM customers, their contract manufacturers and our international sales representatives. Revenue consists primarily of sales of our products to OEMs, their contract manufacturers or distributors. Initial sales of our products for a new design are usually made directly to OEMs as they design and develop their product. Once their design enters production, they often outsource their manufacturing to contract manufacturers that purchase our products directly from us or from our distributors

Product revenue and costs relating to sales made through distributors with rights of return and price credits are deferred until the distributors sell the product to end customers because the selling price is not fixed and determinable and we are not able to estimate future returns. Revenue recognition depends on notification from the distributor that product has been sold to an end customers. On each reporting date we record a reduction in accounts receivable and deferred revenue based on our estimate of the margin to be ultimately recognized upon sale of the product to an end customer

We entered into a purchase agreement with Wintec who has become the primary purchaser of our products on a consignment basis for resale to Cisco and its contract manufacturers. We generally recognize revenue when Wintec ships our product to Cisco or its contract manufacturers.

Inventory Valuation and Adverse Purchase Commitments. We value our inventories at the lower of cost or market. We record inventory reserves for estimated obsolescence or unmarketable inventories based upon assumptions about future demand and market conditions. These estimates are generally based on a 12-month forecast prepared by management. Once a reserve is established, it is maintained until the product to which it relates is sold or otherwise disposed of. If actual market conditions are less favorable than those expected by management, additional adjustment to inventory valuation may be required. The carrying value of inventory and the determination of possible adverse purchase commitments are dependent on our estimate of the yield that will be achieved, or the percent of good products identified when the product is tested.

Warranty Accrual. Our products are subject to warranty for a period ranging from one to five years from the date of sale and we provide for the estimated future costs of replacement upon shipment of the product in the accompanying statements of operations. We estimate our warranty accrual based on historical claims compared to historical revenue and assume that we will have to replace products subject to a claim.

Allowance for Doubtful Accounts. In order to determine the collectability of our accounts receivable, we continually assess factors such as previous customer transactions and the credit-worthiness of the customer. To date, our accounts receivable write-offs have been immaterial. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of certain customers to make required payments. In general, we establish such allowances for accounts aged over 90 days from the invoice date, unless specific circumstances indicate that the balance is collectible.

Accounting for Income Taxes. We account for income taxes under the provisions of Accounting Standards Codification (ASC) 740, Income Taxes. In applying ASC740, we are required to estimate our current tax exposure together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. Significant management judgment is required to assess the likelihood that our deferred tax assets will be recovered from future taxable income. During the third fiscal quarter of 2007, we reassessed the valuation allowance previously recorded against our net deferred tax assets which consisted primarily of net operating loss carryforwards and research and development tax credits. Based on our earnings history and projected future taxable income, management determined that it was more likely than not that the deferred tax assets would be realized.

In the first quarter of fiscal 2007, we adopted ASC 740-10 Income Taxes. As a result, we recognize liabilities for uncertain tax positions based on the two-step process prescribed in the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision. Refer to Note 7—Income Taxes, of the “Notes to Consolidated Financial Statements” in Item 8 of our amended Annual Report on Form 10-K/A for the year ended December 31, 2009 for further information.

Long-lived Assets and Intangible Assets. We assess the impairment of long-lived assets and intangible assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, we estimate the future cash flows expected to be generated by the asset from its use or eventual disposition. If the sum of the expected future cash flows, which includes revenue, is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Significant management judgment is required in the forecasts of future operating results that are used in the discounted cash flow method of valuation.

Goodwill. We evaluate goodwill for impairment at least on an annual basis or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flow. We perform goodwill impairment test for our single and sole reporting unit. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired. We perform the goodwill impairment assessment at the Company level, which is the sole reporting unit. We performed our annual goodwill impairment test in the fourth quarter and concluded there was no impairment of goodwill during the years ended December 31, 2009, 2008 and 2007.

Stock-based Compensation. We estimate the fair value of stock options using the Black-Scholes-Merton valuation model (the “Black-Scholes Model”), consistent with the provisions of ASC 718 Compensation—Stock Compensation. The Black-Scholes Model requires the input of highly subjective assumptions, including the option’s expected life, the price volatility of the underlying stock and future forfeitures and related tax effects. The expected stock price volatility assumption was determined using a combination of the historical and implied volatility of the Company’s common stock. Changes in the subjective assumptions required in the valuation models may significantly affect the estimated value of the awards, the related stock-based compensation expense and, consequently, our results of operations.

Results of Operations

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

Revenue, cost of revenue and gross profit

The table below sets forth the fluctuations in revenue, cost of revenue and gross profit data for the years ended December 31, 2009 and 2008 (in thousands, except percentage data):

	Year ended December 31, 2009	Percentage of Revenue	Year ended December 31, 2008	Percentage of Revenue	Year-to-Year Change	Percentage Change
Revenue	$174,689	100.0%	$139,927	100.0%	$34,762	24.8%
Cost of revenue	99,251	56.8%	61,616	44.0%	37,635	61.1%

Gross profit	$75,438	43.2%	$78,311	56.0%	$(2,873)	-3.7%

Revenue. Revenue for the year ended December 31, 2009 increased by $34.8 million compared with that of the year ended December 31, 2008. Revenue from sales to Wintec, Cisco and Cisco’s contract manufacturers (collectively “Cisco”) represented $61.7 million of our total revenue for the year ended December 31, 2009, compared to $52.7 million during the year ended December 31, 2008. The increase in sales to Cisco was primarily due to an increase of $8.5 million in revenue from products from our IDT NSE acquisition, $1.1 million from products from our RMI acquisition, and $9.0 million in revenue from sales of our new products to Cisco, including the NL7000 and NL8000. The increase was partially offset by a decrease of $10.4 million in sales of our NL5000 and network search engine products. Revenue from non-Cisco customers represented $113.0 million of total revenue for the year ended December 31, 2009 compared with $87.2 million during the year end December 31, 2008. The increase in sales to non-Cisco customers was primarily due to an increase of $7.8 million in revenue from products we acquired in the IDT NSE acquisition, $13.3 million from products we acquired in the RMI acquisition, and $16.2 million in revenue from sales of our new products, including the NL7000 and NL9000. This increase was partially offset by a decrease of $13.3 million in sales of our NL5000, network search engine products and physical layer products. During the year ended December 31, 2009 and 2008, Alcatel-Lucent accounted for 13% of our total revenue compared with 12% in 2008, and Huawei accounted for 10% of our total revenue and was below 10% in 2008.

Cost of Revenue/Gross Profit/Gross Margin. Cost of revenue for the year ended December 31, 2009 increased by $37.6 million compared with that of the year ended December 31, 2008. Cost of revenue increased primarily due to the increase in product sales, amortization of intangible assets, and fair value adjustments related to acquired inventory. The increases in amortization of intangible assets and fair value adjustments related to acquired inventory were attributable to the IDT NSE and RMI acquisitions. Cost of revenue for the years ended December 31, 2009 and 2008, respectively, included $18.9 million and $11.9 million of amortization of intangible assets expense, $1.9 million and $2.4 million of a provision for excess and obsolete inventory, and $20.4 million and $1.5 million of a fair value adjustment related to acquired inventory. Gross margin for the year ended December 31, 2009 decreased by 12.8% compared with 2008, primarily due to increases in amortization of intangible assets and fair value adjustments related to acquired inventory.

Operating expenses

The table below sets forth operating expense data for the years ended December 31, 2009 and 2008 (in thousands, except percentage data):

	Year ended December 31, 2009	Percentage of Revenue	Year ended December 31, 2008	Percentage of Revenue	Year-to-Year Change	Percentage Change
Operating expenses:
Research and development	$73,631	42.1%	$51,607	36.9%	$22,024	42.7%
Selling, general and administrative	43,931	25.1%	26,567	19.0%	17,364	65.4%
Change in contingent earn-out liability	2,008	1.1%	—	—	2,008	—
Acquisition-related costs	5,412	3.1%	—	—	5,412	—

Total operating expenses	$124,982	71.5%	$78,174	55.9%	$46,808	59.9%

Research and Development Expenses. Research and development expenses increased during the year ended December 31, 2009, as compared to fiscal 2008, primarily due to increases in payroll and payroll related expenses of $6.3 million, stock-based compensation expenses of $12.1 million, product development and qualification expenses of $2.8 million, and software licenses expenses of $2.1 million. The increases were partially offset by decreases in consulting and outside vendor expenses of $1.6 million. The increase in payroll and payroll related expenses and stock-based compensation expenses were primarily due to increases in engineering headcount to support our new product development efforts, and as a result of the RMI acquisition. The increase in product development and qualification expense was primarily due to the production qualification and characterization of our processors. Product development and qualification expenses vary from period to period depending on the timing of development and tape-out of various products. The increase in software licenses expenses was primarily due to amortization of software licenses used for our internal research and development projects. The remainder of the increase in research and development expenses was caused by individually minor items. We expect that research and development expenses will increase in dollar amount and may increase as a percentage of revenues in 2010 and future periods because we expect to continue to invest in hiring and training the necessary employees and building systems infrastructures required to support the development of new products, and improve existing products.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased during the year ended December 31, 2009, as compared with fiscal 2008, primarily due to increases in payroll and payroll related expenses of $4.5 million, stock-based compensation expenses of $12.6 million, legal expenses of $0.7 million. The increases were offset partially by decreases in commission expense of $0.3 million, consulting and outside vendor services expenses of $0.4 million, and other professional services expenses of $0.1 million. The increase in payroll and payroll related expenses and stock-based compensation expenses resulted primarily from increases in headcount to support our growing operations in the sales and marketing areas, and as a result of the RMI acquisition. Selling, general and administrative expenses also included $1.8 million of amortization expense for the customer contracts and relationships, tradenames and trademarks, and non-competition agreements intangible assets for the year ended December 31, 2009. The remainder of the fluctuation in selling, general and administrative expenses was caused by individually minor items We expect that selling, general and administrative expenses will increase in dollar amount and may increase as a percentage of revenues in 2010 and future periods because we expect to continue to invest in hiring and training additional employees and making other additional investments required to support our growing operations in the sales and marketing areas due our expanded product portfolio as result of our acquisitions.

Change in contingent earn-out liability. The change in contingent earn-out liability was $2.0 million for the year ended December 31, 2009. The change in the estimated fair value of the contingent earn-out liability to be paid out to the former holders of RMI capital stock was due to an increase in the market price of our common stock.

Acquisition-Related Costs. Acquisition-related costs were $5.4 million for the year ended December 31, 2009 primarily due to legal expenses of $3.1 million, severance expenses of $0.9 million, consulting and outside vendor services of $0.7 million, and other professional service of $0.5 million, related to the IDT NSE and RMI acquisitions. We expect that acquisition-related costs will decrease in dollar amount and may decrease as a percentage of revenues in 2010.

Other items

The tables below set forth other items for the years ended December 31, 2009 and 2008 (in thousands, except percentage data):

	Year ended December 31, 2009	Percentage of Revenue	Year ended December 31, 2008	Percentage of Revenue	Year-to-Year Change	Percentage Change
Interest income	$992	0.6%	$1,595	1.1%	$(603)	-37.8%

Interest Income. Interest income decreased during the year ended December 31, 2009, as compared with fiscal 2008, primarily due to decreased interest income on cash and cash equivalents, and short-term investment balances as a result of lower yields on our investments and lower invested balances due to the financing of the IDT NSE and RMI acquisitions.

	Year ended December 31, 2009	Percentage of Revenue	Year ended December 31, 2008	Percentage of Revenue	Year-to-Year Change	Percentage Change
Interest expense	$(1,666)	-1.0%	$(33)	0.0%	$(1,633)	4948.5%

Interest Expense. Interest expense increased during the year ended December 31, 2009, as compared with fiscal 2008, primarily due to increased interest expense of $1.5 million incurred on the line of credit and term notes which were obtained to finance a portion of the IDT NSE and RMI acquisitions.

	Year ended December 31, 2009	Percentage of Revenue	Year ended December 31, 2008	Percentage of Revenue	Year-to-Year Change	Percentage Change
Other income and expense, net	$(4)	0.0%	$(59)	0.0%	$55	-93.2%

Other Income and Expense, net. Other income and expense, net increased during the year ended December 31, 2009, as compared with fiscal 2008, primarily due to a decrease in software license write-offs incurred in 2008.

	Year ended December 31, 2009	Percentage of Pre-Tax Income	Year ended December 31, 2008	Percentage of Pre-Tax Income	Year-to-Year Change	Percentage Change
Benefit from income taxes	$(3,060)	6.1%	$(1,937)	-118.1%	$(1,123)	58.0%

Benefit from income taxes. During the year ended December 31, 2009, we recorded an income tax benefit of $3.1 million. Our effective tax rate of 6.1% for the year ended December 31, 2009 was primarily driven by a rate differential for book income generated in foreign jurisdictions, the tax impact of non-deductible expenses such as stock-based compensation expenses and acquisition related expenses and adjustments to certain tax reserves relating to an intercompany license agreement.

Stock-Based Compensation Expense

On January 1, 2006, we adopted ASC 718, on the modified prospective application method, which requires the measurement and recognition of compensation expense for all share-based awards made to our employees and directors including employee stock options and employee stock purchases outstanding as of and awarded after January 1, 2006. The total stock-based compensation expense recognized for the years ended December 31, 2009, 2008 and 2007 was as follows (in thousands):

	Year ended December 31,
	2009	2008	2007
Cost of revenue	$672	$1,030	$747
Research and development	21,527	9,474	9,933
Selling, general and administrative	18,556	5,988	5,366

Total stock-based compensation expense	$40,755	$16,492	$16,046

In addition, we capitalized approximately $0.1 million and $0.2 million of stock-based compensation in inventory as of December 31, 2009 and 2008 which represented indirect manufacturing costs related to our inventory.

Results of Operations

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

Revenue, cost of revenue and gross profit

The table below sets forth the fluctuations in revenue, cost of revenue and gross profit data for the years ended December 31, 2008 and 2007 (in thousands, except percentage data):

	Year ended December 31, 2008	Percentage of Revenue	Year ended December 31, 2007	Percentage of Revenue	Year-to-Year Change	Percentage Change
Revenue	$139,927	100.0%	$109,033	100.0%	$30,894	28.3%
Cost of revenue	61,616	44.0%	44,732	41.0%	16,884	37.7%

Gross profit	$78,311	56.0%	$64,301	59.0%	$14,010	21.8%

Revenue. Revenue for the year ended December 31, 2008 increased by $30.9 million compared with that of the year ended December 31, 2007. Revenue from sales to Wintec, Cisco and Cisco’s contract manufacturers (collectively “Cisco”) represented $52.7 million of our total revenue for the year ended December 31, 2008, compared to $55.1 million during the year ended December 31, 2007. The decrease in sales to Cisco was primarily due to a decrease of $22.4 million from 2007 in revenue from sales of NL5000 products, although this decline was largely offset by increased revenue of our new and additional products for Cisco, including NL7000, NL8000, and TCAM2 products which increased $20.7 million. Revenue from non-Cisco customers represented $87.2 million of total revenue for the year ended December 31, 2008 compared with $53.9 million during the year end December 31, 2007. The increase in sales to non-Cisco customers was driven primarily by increased demand for our products in several emerging new markets, such as 10 Gigabit Ethernet, which we address with the PLPs that we acquired in the Aeluros acquisition, and IPTV. During the year ended December 31, 2008, Alcatel-Lucent accounted for 12% of our total revenue compared with 11% in 2007.

Cost of Revenue/Gross Profit/Gross Margin. Cost of revenue for the year ended December 31, 2008 increased by $16.9 million compared with that of the year ended December 31, 2007. Cost of revenue increased primarily due to the increase in product sales. Cost of revenue in 2008 also included amortization of intangible assets, and a provision for excess and obsolete inventory and product scrap charges. Cost of revenue for the years ended December 31, 2008 and 2007, respectively, included $11.9 million and $5.0 million of amortization of intangible assets expense, and $2.4 million and $1.0 million of a provision for excess and obsolete inventory.

Operating expenses

The table below sets forth operating expense data for the years ended December 31, 2008 and 2007 (in thousands, except percentage data):

	Year ended December 31, 2008	Percentage of Revenue	Year ended December 31, 2007	Percentage of Revenue	Year-to-Year Change	Percentage Change
Operating expenses:
Research and development	$51,607	36.9%	$45,175	41.4%	$6,432	14.2%
In-process research and development	—	0.0%	1,610	1.5%	(1,610)	-100.0%
Selling, general and administrative	26,567	19.0%	19,672	18.0%	6,895	35.0%

Total operating expenses	$78,174	55.9%	$66,457	60.9%	$11,717	17.6%

Research and Development Expenses. Research and development expenses increased during the year ended December 31, 2008, as compared to fiscal 2007, primarily due to increases in payroll related expenses of $3.8 million, product development and qualification expenses of $2.1 million, and consulting and outside vendor expenses of $1.0 million, which were partially offset by a decrease of stock-based compensation expense of $0.5 million. The increase in payroll related expenses resulted primarily from increases in engineering headcount in India to support our new product development efforts, and in the U.S. as a result of the Aeluros Acquisition. The increase in product development and qualification expense was primarily due to the production qualification and characterization of our newly introduced knowledge-based processors. The remainder of the increase in research and development expenses was caused by individually minor items.

In-Process Research and Development. During the year ended December 31, 2007, we recorded $1.6 million of in-process research and development charge related to the Aeluros Acquisition at the close of the acquisition.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased during the year ended December 31, 2008, as compared with fiscal 2007, primarily due to increased commission expenses of $1.7 million, payroll related expenses of $1.7 million, amortization expense of intangible assets—customer relationships of $1.1 million, consulting and outside vendor expense of $1.0 million, other professional services fees of $0.4 million, stock-based compensation expense of $0.6 million, and travel expense of $0.1 million. The increase in commission expenses was primarily a result of our increase in revenue. The increase in payroll related expenses and stock-based compensation expense resulted primarily from increased headcount to support our growing operations in the sales and marketing areas. The remainder of the fluctuation in selling, general and administrative expenses was caused by individually minor items.

Other items

The tables below set forth other items for the years ended December 31, 2008 and 2007 (in thousands, except percentage data):

	Year ended December 31, 2008	Percentage of Revenue	Year ended December 31, 2007	Percentage of Revenue	Year-to-Year Change	Percentage Change
Interest income	$1,595	1.1%	$4,431	4.1%	$(2,836)	-64.0%

Interest Income. Interest income decreased during the year ended December 31, 2008, as compared with fiscal 2007, primarily due to decreased interest income on cash and cash equivalents, and short-term investment balances as a result of lower yields on our investments and lower invested balances after paying approximately $71.7 million in connection with the acquisitions of the TCAM2 Products from Cypress and the Aeluros Acquisition.

	Year ended December 31, 2008	Percentage of Revenue	Year ended December 31, 2007	Percentage of Revenue	Year-to-Year Change	Percentage Change
Interest expense	$(33)	0.0%	$—	—	$(33)	-100.0%

Interest Expense. Interest expense increased during the year ended December 31, 2008, as compared with fiscal 2007, primarily due to increased interest expense incurred on our software licenses.

	Year ended December 31, 2008	Percentage of Revenue	Year ended December 31, 2007	Percentage of Revenue	Year-to-Year Change	Percentage Change
Other income and expense, net	$(59)	0.0%	$32	0.0%	$(91)	-284.4%

Other Income and Expense, net. Other income and expense, net decreased during the year ended December 31, 2008, as compared with fiscal 2007, primarily due to software license write-offs incurred in 2008.

	Year ended December 31, 2008	Percentage of Pre-Tax Income	Year ended December 31, 2007	Percentage of Pre-Tax Income	Year-to-Year Change	Percentage Change
Provision for (benefit from) income taxes	$(1,937)	-1.4%	$(288)	-0.3%	$(1,649)	572.6%

Provision for income taxes. During the year ended December 31, 2008, we recorded an income tax benefit of $1.9 million. Our effective tax rate of 35% for the year ended December 31, 2008 was primarily driven by a rate differential for book income generated in foreign jurisdictions and the tax impact of non-deductible stock options.

Liquidity and Capital Resources

Financial Condition

Our principal sources of liquidity are our cash and cash equivalents and our available senior secured revolving credit facility of $25 million with a group of banks executed in June 2009. As of December 31, 2009 our cash balance was $44.3 million. As of December 31, 2009 there were no amounts outstanding related to our senior secured term notes and our senior secured credit facility.

Our cash and cash equivalents are invested with financial institutions in deposits that, at times, may exceed federally insured limits. To date, we have not experienced any losses on our deposits of cash and cash equivalents. However, we believe that the capital and credit markets have been experiencing unprecedented levels of volatility and disruption and that recent U.S. sub-prime mortgage defaults have had a significant impact across various sectors of the financial markets, causing global credit and liquidity issues. We can provide no assurance that our cash and cash equivalents will not be adversely affected by these matters in the future.

Under our revolving senior secured credit facility, we are required to satisfy certain financial ratio and other covenants, as described in Note 14 of the Notes to our Consolidated Financial Statements in our amended Annual Report on Form 10-K/A for the year ended December 31, 2009. We were in compliance with the debt covenants under the credit agreements applicable to this facility as of December 31, 2009.

The table below (in thousands) sets forth the key components of cash flow for the years ended December 31, 2009, 2008 and 2007:

	Year ended December 31,
	2009	2008	2007
Net cash provided by operating activities	$48,251	$41,856	$24,907
Net cash used in investing activities	$(128,019)	$(14,252)	$(32,629)
Net cash provided by financing activities	$40,572	$5,226	$7,674

Cash Flows during the Year ended December 31, 2009

Net cash provided by operating activities was $48.3 million for the year ended December 31, 2009, which primarily consisted of $47.2 million of net loss, $62.4 million of non-cash operating expenses and $33.1 million in benefits from changes in operating assets and liabilities. Non-cash operating expenses for the year ended December 31, 2009, included depreciation and amortization of $25.4 million, write-off of debt issuance costs related to senior secured term notes of $0.5 million, stock-based compensation of $40.7 million, provision for inventory reserve of $1.9 million, offset by deferred income taxes, net of $4.6 million, and tax benefit from stock-based awards of $1.5 million. Changes in operating assets and liabilities were primarily driven by increases in accounts receivables of $7.5 million, prepaid expenses and other assets of $1.1 millions, accounts payable and accrued liabilities of $20.1 million, contingent earn-out liability of $2.0 million, and deferred margin of $1.6 million, offset by a decrease in inventories of $17.9 million.

Net cash used in investing activities was $128.0 million during the year ended December 31, 2009, of which we used $107.4 million in cash paid in connection with the IDT NSE and RMI acquisitions, $15.0 million for the loan to RMI, $0.4 million for the purchase of non-competition agreements in connection with the RMI acquisition, $15.5 million for the payment of Aeluros post-acquisition revenue milestone, $14.6 million for the purchase of short-term investments, $1.5 million of the purchase of long-term investment and $1.2 million to purchase property and equipment. Cash used in investing activities was offset by $27.7 million of sales and maturities of short-term investments. We expect to make capital expenditures of approximately $6.8 million during fiscal 2010. These capital expenditures will be used primarily to support product development activities. We will use our cash and cash equivalents to fund these purchases.

Net cash provided by financing activities was $40.6 million for the year ended December 31, 2009, primarily from proceeds from our credit facility totaling $48.0 million, proceeds from the issuance of common stock in connection with a registered shelf offering, net of issuance costs, of $29.7 million, proceeds of $17.2 million from the issuance of common stock under our stock compensation plans, and tax benefit from stock-based awards of $1.5 million. Cash was used for financing activities for repayment of the entire $48.0 million of outstanding debt under our credit facility, payment of debt issuance costs of $1.2 million, tax payments related to vested restricted stock awards and common stock of $4.3 million, and repayment of software license and other obligations of $2.3 million.

Cash Flows during the Year ended December 31, 2008

Net cash provided by operating activities was $41.9 million for the year ended December 31, 2008, which primarily consisted of $3.6 million of net income, $31.7 million of non-cash operating expenses and $6.6 million in changes in operating assets and liabilities. Non-cash operating expenses for the year ended December 31, 2008, included depreciation and amortization of $17.2 million, stock-based compensation of $16.5 million, and provision for inventory reserve of $2.4 million, offset by deferred income taxes, net of $3.9 million, and tax benefit from stock-based awards of $0.7 million. Changes in operating assets and liabilities were primarily driven by an increase in deferred margin of $1.3 million, inventory of $1.4 million, other liabilities of $1.1 million and accounts payable of $0.5 million on higher product sales, offset by a decrease in accounts receivables of $6.6 million, accrued liabilities of $2.1 million, which includes the $15.5 million Aeluros post-acquisition revenue milestone, and prepaid expenses and other assets of $0.6 million.

Net cash used in investing activities was $14.3 million during the year ended December 31, 2008, of which we used $13.0 million for the purchase of short-term investments, and $1.4 million to purchase computer equipment and research and development design tools to support our growing operations

Net cash provided by financing activities was $5.2 million for the year ended December 31, 2008, primarily from proceeds of stock option exercises of $7.9 million, and tax benefit from stock-based awards of $0.7 million. Cash provided by financing activities was offset by repayment of software license and other obligations of $3.4 million.

Cash Flows during the Year ended December 31, 2007

During the year ended December 31, 2007, our operating activities generated net cash of $24.9 million. During the period, we recorded non-cash items of $22.5 million primarily consisting of stock-based compensation of $16.0 million, depreciation and amortization of $9.1 million, in-process research and development charge of $1.6 million related to the Aeluros Acquisition, provision for inventory reserve of $1.0 million, offset by net impact of deferred tax asset valuation allowance release of $0.5 million, tax benefit from stock-based awards of $2.5 million, deferred income taxes, net of $1.7 million, and accretion of discount on debt securities of $0.7 million. We also generated cash from a decrease of inventory of $1.5 million, and an increase in accounts payable and accrued liabilities of $2.9 million, and other long-term liabilities of $1.0 million. The cash generated was partially offset by the increase in accounts receivable of $4.5 million on higher sales of our products during the period, increase in prepaid expenses and other assets of $1.3 million.

Our investing activities used cash of $32.6 million during the year ended December 31, 2007, of which we obtained $53.8 million in proceeds from sales and maturities of short-term investments, and used $13.9 million for the purchase of short-term investments. We used $2.2 million to purchase computer equipment and research and development design tools to support our growing operations. We used $70.2 million to purchase the TCAM2 products and certain related assets from Cypress Semiconductor and for the Aeluros Acquisition.

Our financing activities provided net cash of $7.7 million for the year ended December 31, 2007, primarily from proceeds of stock option exercises of $8.3 million, and tax benefit from stock-based awards of $2.5 million. Cash provided by financing activities was offset by repayment of software license and other obligations of $3.1 million.

Capital Resources

We believe that our existing cash balance of $44.3 million as of December 31, 2009 and our available senior secured revolving credit facility of $25 million will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our anticipated cash needs in the next twelve months include the potential payments of up to $15.9 million under the earn-out provisions of the RMI merger agreement to the holders of RMI common stock. Of the estimated acquisition-related contingent consideration liability recorded as of December 31, 2009 of $11.7 million, approximately $0.4 million would be payable in cash and $11.3 million payable in stock.

Although in recent years we have generated sufficient net cash from operations to meet our capital requirements, we will be substantially larger with greater operating cash needs as a result of the acquisitions of IDT NSE and RMI. Our future cash needs will depend on many factors, including the amount of revenue we generate, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products, the costs to ensure access to adequate manufacturing capacity, and the continuing market acceptance of our products, and any future business acquisitions that we might undertake. We may seek additional funding through public or private equity or debt financing, and have a shelf registration allowing us to sell up to approximately $120 million of our securities from time to time during the next three years. However, additional funding could be constrained by the terms and covenants under our senior secured credit facility and may not be available on terms acceptable to us or at all.

We also might decide to raise additional capital at such times and upon such terms as management considers favorable and in our interests, including, but not limited to, from the sale of our debt and/or equity securities (before reductions for expenses, underwriting discounts and commissions) under our shelf registration statement, but we cannot be certain that we will be able to complete offerings of our securities at such times and on such terms as we may consider desirable for us.

Contractual Obligations

Our principal commitments as of December 31, 2009 are summarized below (in thousands):

	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Operating lease obligations	$4,519	$3,253	$952	$314	$—
Software license obligations	5,446	3,037	2,409	—	—
Wafer purchases	20,684	20,684	—	—	—
Acquisition-related contingent consideration	11,687	11,687

Total	$42,336	$38,661	$3,361	$314	$—

In addition to the enforceable and legally binding obligations quantified in the table above, we have other obligations for goods and services entered into in the normal course of business. These obligations, however, either are not enforceable or legally binding or are subject to change based on our business decisions.

In addition, due to uncertainty with respect to timing of future cash flows associated with our unrecognized tax benefits at December 31, 2009, we are unable to make a reasonably reliable estimate of the period of cash settlement with the respective taxing authority. Therefore, $44.1 million of unrecognized tax benefits have been excluded from the contractual obligations table above. See Note 7—Income Taxes of our amended Annual Report on Form 10-K/A for the year ended December 31, 2009 for a discussion on Income Taxes.

Off-Balance Sheet Arrangements

As of December 31, 2009, we had no off-balance sheet arrangements as defined in SEC regulations.

Indemnities, Commitments and Guarantees

In the normal course of business, we have made certain indemnities, commitments and guarantees under which we may be required to make payments in relation to certain transactions. These include agreements to indemnify our customers with respect to liabilities associated with the infringement of other parties’ technology based upon our products, obligations to indemnify our lessors under facility lease agreements, and obligations to indemnify our directors and officers to the maximum extent permitted under the laws of the state of Delaware. The duration of such indemnification obligations, commitments and guarantees varies and, in certain cases, is indefinite. We have not recorded any liability for any such indemnification obligations, commitments and guarantees in the accompanying balance sheets. We do, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is estimable and probable.

Under master purchase agreements signed with Cisco in November 2005, we have agreed to indemnify Cisco for costs incurred in rectifying epidemic failures, up to the greater of (on a per claim basis) 25% of all amounts paid to us by Cisco during the preceding 12 months (approximately, $15.4 million at December 31, 2009) or $9.0 million, plus replacement costs. If we are required to make payments under the indemnity, our operating results may be adversely affected.

Significant Accounting Pronouncements

In September 2009, the FASB issued Update No. 2009-13 or ASU 2009-13, which updates the guidance currently included under topic ASC 605-25, Multiple Element Arrangements. ASU 2009-13 relates to the final consensus reached by FASB on a new revenue recognition guidance regarding revenue arrangements with multiple deliverables. The new accounting guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. The new accounting guidance is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact, if any, of the new accounting guidance on its consolidated financial statements.

Effective July 1, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles—Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective April 1, 2009, we adopted FASB ASC 855-10, Subsequent Events—Overall (“ASC 855-10”). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of ASC 855-10 did not have a material impact on our consolidated results of operations or financial condition.

Effective January 1, 2009, we adopted the FASB ASC 805, Business Combinations (“ASC 805”). ASC 805 updated guidance related to business combinations. The updated guidance establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The updated standard also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The updated standard also provides guidance for recognizing changes in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals that result from a business combination transaction as adjustments to income tax expense. The updated guidance had a material impact on our consolidated financial statements during the year ended December 31, 2009. In fiscal 2009, we completed the IDT NSE and RMI acquisitions. Under the updated guidance we expensed the transaction costs associated with the IDT NSE and RMI acquisitions, while under the prior accounting standards such costs would have been capitalized. In addition, we recognized the fair value of a contingent earn-out liability in connection with the RMI acquisition of $9.7 million, and subsequently recognized an expense of $2.0 million related to the change in the estimated fair value of contingent earn-out liability, while under the prior accounting standards the earn-out would not have been recognized as part of the consideration transferred until the contingency was resolved. Further, we acquired in-process research and development of $46.5 million in connection with the RMI acquisition which has been capitalized in accordance with the updated guidance, whereas under prior authoritative guidance the amount would have been expensed immediately. Therefore, the adoption of the updated guidance related to business combinations has had and likely will continue to have a material impact on our future consolidated financial statements.

BUSINESS

Overview

We are a leading fabless semiconductor company that designs, develops and sells proprietary high-performance processors and high-speed integrated circuits that are used to enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. Our market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, high-speed 10/40/100 Gigabit Ethernet (GE) physical layer (PHY) devices, network search engines, and ultra low-power embedded processors. These products are designed into high-performance systems such as switches, routers, wireless base stations, radio network controllers, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs) such as AlaxalA Networks Corporation, Alcatel-Lucent, ARRIS Group, Inc., Brocade Communications Systems, Inc., Cisco Systems, Inc., Dell Inc., Ericsson, Fortinet, Inc., Fujitsu Limited, Hangzhou H3C Technologies Co. Ltd., Hitachi, Ltd., Huawei Technologies Co., Ltd., Huawei Symantec Technologies Co., Ltd, IBM Corporation, Juniper Networks, Inc., LG Electronics, Inc., Motorola, Inc., NEC Corporation, Samsung Electronics, Sun Microsystems, Inc., Tellabs, and ZTE Corporation.

The products and technologies we have developed and acquired are targeted to enable our customers to develop systems that support the increasing speeds and complexity of the Internet infrastructure. We believe there is a growing need to include multi-core processors, knowledge-based processors, and high speed physical layer devices in a larger number of such systems as networks transition to all Internet Protocol (IP) packet processing at increasing speeds and complexity.

In 2009 we continued to broaden our customer base and our product portfolio, as well as strengthen our competitive positioning and research and development capabilities, by entering into strategic acquisitions, including:

•	The acquisition of the network search engine business from IDT, which we refer to as the IDT NSE acquisition, in July 2009.

•	The acquisition of RMI Corporation, or RMI, a provider of high-performance and low-power multi-core, multi-threaded processors.

Our Markets

We sell our products primarily to OEMs that supply networking equipment for the Internet infrastructure, which consists of various networking systems that process packets of information to enable communication between the networking systems. This networking equipment includes routers, switches, application acceleration equipment, network security appliances, network access equipment and networked storage devices that are utilized by networking systems such as:

•	core networks, for long-distance city-to-city communications which may span hundreds or thousands of miles;

•	enterprise networks, for internal corporate communications, including access to storage environments;

•	datacenter networks, for high-density server farms;

•	metro networks, for intra-city communications which may span several miles;

•	edge networks, which link core, metro, enterprise and access networks; and

•	access networks, which connect individual users to the edge network.

Sales of IP based networking equipment have increased overall during the past five years, as the Internet has continued to grow and evolve to accommodate the continued growth in the amount of digital media content available and provide converged support for the quad-play applications of voice, data, video and mobility over a single unified IP infrastructure. These applications include:

•	mobile Internet services (delivery of data, voice and video to mobile devices);

•	cloud computing and data center virtualization;

•	Internet Protocol television, or IPTV;

•	video on demand, or VoD;

•	voice transmission over the Internet, or VoIP;

•	on-line gaming;

•	filtering of malware (e.g., virus, spyware and spam) and intrusion attempts;

•	email communications;

•	e-commerce;

•	music, picture and video file downloading and sharing to mobile devices such as cell phones and portable music/video devices; and

•	Internet browsing and video portal viewing delivered over the IP infrastructure to cell phones and other mobile devices.

Due to the increased usage of the Internet, as well as the greater complexity of the Internet-based infrastructure to support quad-play applications, OEM systems must increasingly make complex decisions about individual packets of information using knowledge about the overall network, which includes the method and manner in which networking systems are interconnected, as well as traffic patterns and congestion points, connection availability, user-based privileges, priorities and other attributes. These OEM systems also need knowledge about the content carried by the network and the applications that use the network. Using this knowledge of the network to make complex decisions about individual packets of information involves network awareness, while using knowledge of packet content to make complex decisions about individual packets of information involves content awareness, also known as deep-packet inspection. Network awareness and content awareness include the following:

•	preferential transmission of packets based upon assigned priority;

•	restrictions on access based upon security designations;

•	changes to packet forwarding destinations based upon traffic patterns and bandwidth availability, or packet content; and

•	addition or deletion of information about networks, users and applications.

Moreover, network and content awareness in advanced systems require multiple classes of packet processing, in addition to forwarding packets in the network. These additional classes of processing include access control for network security, prioritization of packets to maintain quality of service (QoS) and statistical measurement of Internet traffic for transaction billing. Compared to the basic processing task of forwarding, these additional classes of packet processing require a significantly higher degree of processing of IP packets to enable network and content awareness, or network-aware and content-aware processing.

Further, in designing high performance systems, networking OEMs need to address other performance issues, such as power dissipation. Minimizing the power dissipated by integrated circuits is becoming more important for networking systems such as routers and switches, which are increasingly designed in smaller form factors. As a result, networking OEMs increasingly seek third party providers of advanced processing solutions that complement their core competencies to enable network and content awareness within their systems and meet their escalating performance requirements for rapid processing speeds, complex decision-processing capabilities, low power dissipation, small form factor and rapid time-to-market.

Our Strategy

Our objectives are to be the leading provider of network-aware and content-aware processing solutions, high-speed multi-core, multi-threaded processors, as well as 10 to 100 Gigabit PHY layer solutions, to networking OEMs and to expand into new markets and applications. To achieve these goals, we are pursuing the following strategies:

Maintain and Extend our Market and Technology Leadership Positions. We were the first supplier: (i) to offer a knowledge-based processor with a high-speed serial interface; (ii) to offer a “hybrid” architecture that integrates our advanced Sahasra™ algorithmic technology with knowledge-based processing engines; (iii) to offer a knowledge-based processor capable of delivering 1.6 billion decisions per second of deterministic performance; (iv) to offer 225Gbps of interconnect bandwidth, 256 thousand IPv6 database entries and 1 million Internet Protocol Version 4 (IPv4) data entries; (v) the first supplier to achieve 1.0 Volt operation of knowledge-based processors for lower power dissipation; and (vi) to achieve operating frequencies of up to 500 MHz. We were also the first supplier of knowledge-based processors that are capable of processing application networking and security functions with a single 10 Gigabit-per-second engine. In addition, we were the first supplier of quad-port 10 Gigabit and 100 Gigabit PHY solutions targeted at next-generation carrier optical transport networks and advanced data-center networks. We intend to expand our market and technology leadership positions by continuing to invest in the development of successive generations of our knowledge-based processors, multi-core processors, 10/40/100 Gigabit PHYs and our other products to meet the increasingly high performance needs of networking OEMs, and as well as potentially acquire such capabilities through strategic partnerships and purchases of other businesses when we encounter favorable opportunities. We intend to leverage our engineering capabilities and to continue to invest significant resources in recruiting and developing additional expertise in the areas of high performance circuit design, custom circuit layout, high performance Input/Output interfaces, and applications engineering. By utilizing our proprietary design methodologies, we intend to continue to target the most demanding, advanced applications for our products.

Focus on Long-term Relationships with Industry-leading OEM Customers. The design and product life cycles of our OEM customers’ products have traditionally been lengthy, and we work with our OEM customers at the pre-design and design stages. As a result, our sales process typically requires us to maintain a long-term commitment and close working relationship with our existing and potential OEM customers. This process involves significant collaboration between our engineering teams and the engineering teams of our OEM customers, and typically involves the concurrent development of our processors and the internally-designed packet processors of our OEM customers. We intend to continue to focus on building long-term relationships with industry-leading networking OEMs to facilitate the adoption of our products and to gain greater insight into the needs of our OEM customers.

Leverage Technologies to Create New Products and Pursue New Market Opportunities. We intend to leverage our core design expertise to develop our products for a broader range of applications to further expand our market opportunities. We plan to address new market segments that are increasingly adopting network-aware processing, such as corporate storage networks that use IP-based packet-switching networking protocols. By utilizing our proprietary design methodologies, we intend to continue to target the most demanding, advanced applications for our products.

Capitalize on Highly-focused Business Model. We are a fabless semiconductor company utilizing third parties to manufacture, assemble and test our products. This approach reduces our capital and operating requirements and enables us to focus greater resources on product development. We work closely with our wafer foundries to incorporate advanced process technologies in our solutions to achieve higher levels of performance and to reduce costs. These technologies include advanced 130, 110, 80, 55 and 40 nanometer complementary metal oxide semiconductor (CMOS) processing nodes with up to eight layers of copper interconnect and 300 millimeter wafer sizes. Our business model allows us to benefit from the large manufacturing investment of our wafer foundries which are able to leverage their investment across many markets.

Expand International Presence. We sell our products on a worldwide basis and utilize a network of direct sales, independent sales representatives and distributors in the U.S., Europe and Asia. We intend to continue to expand our sales and technical support organization to broaden our customer reach in new markets. We believe that Asia, in particular China and Europe, where we have already established customer relationships, provides the potential for significant additional long-term growth for our products. Given the continued globalization of OEM supply chains, particularly with respect to design and manufacturing, we believe that having a global presence will become increasingly important for securing new customers and design wins and to support OEMs in bringing their products to markets.

Our Products

Our products include high-performance knowledge-based processors, multi-core processors, NETLite™ processors, network search engines, 10/40/100 GE PHY products, and ultra low-power Alchemy® processors.

Knowledge-based Processors

Knowledge-based processors are integrated circuits that employ an advanced processor architecture and a large knowledge or signature database containing information on the network, as well as applications and content that run on the network, to make complex decisions about individual packets of information traveling through the network. Our knowledge-based processors significantly enhance the ability of networking OEMs to supply network service providers with systems offering more advanced functionality for the Internet, such as support for IPTV, VoIP, unified threat management (UTM), virtual private networks (VPNs), rich content delivery over mobile wireless networks, and streaming video and audio.

Our knowledge-based processors incorporate advanced technologies that enable rapid processing, such as a superscalar architecture, which uses parallel-processing techniques, and deep pipelining, which segments processing tasks into smaller sub-tasks, for higher decision throughput. These technologies enable wireline and wireless networking systems to perform a broad range of network-aware and content-aware processing functions, such as application-based routing, UTM network security, intrusion detection and prevention, virus inspection, access control for network security, prioritization of traffic flow to maintain quality of service and statistical measurement of Internet traffic for transaction billing.

Layer 3-4 Knowledge-based Processors. Layers 3 and 4 refer to the data and transport layers, respectively, of the OSI reference model. For networking infrastructure that supports Layer 3-4 routing, decisions on how to handle IP packets are made using the data that is contained in the packet header. The packet header information consists of key data regarding the packet, including the IP address of the system that generated the packet, referred to as the source IP address, and the IP address of the device to which the packet is to be transmitted, referred to as the destination IP address. Our proprietary NL5000, NL6000, NL7000, NL8000 and NL9000 and NL11000 families of knowledge-based processors operate in conjunction with an OEM-developed custom integrated circuits, programmable logic devices, and one or more network processing units (NPUs), and feature a proprietary interface that provides advanced interface technology to enable networking OEMs to meet their system performance requirements for Layer 3-4 processing. We also provide versions of our proprietary interface knowledge-based processors that work with proprietary custom integrated circuits and application software developed by or in collaboration with Cisco Systems. We offer knowledge-based processors with a range of knowledge database sizes, and all of our knowledge-based processors are designed to be connected in groups to increase the knowledge database available for processing.

We offer knowledge-based processors with a range of knowledge database sizes, and all of our knowledge-based processors are designed to be connected in groups to increase the knowledge database available for processing.

In 2009, we collaborated with one of our long-time foundry partners Taiwan Semiconductor Manufacturing Company (TSMC) to complete the migration of our knowledge-based processor family to the 55 nanometer (nm)

process node. Additionally, we recently announced our NL111024 knowledge-based processor fabricated on TSMC’s 40 nm process node. The NL111024 processor includes an enhanced knowledge-based processing core capable of achieving 1.6 billion decisions per second (BDPS) and integrates our serializer-deserializer (SerDes) technology from our physical layer products to provide a serial interface that delivers 225 Gigabits per second (Gbps) of chip-to-chip interconnect bandwidth. This high performance input/output (I/O) bandwidth is particularly useful in processing Internet Protocol Version 6 (IPv6) traffic.

We also offer our Sahasra family of knowledge-based processors which use advanced algorithms to achieve low power dissipation and are particularly well suited for applications using exact match or longest-prefix match functions. This family of devices scales up to 1.5 million IPv4 entries in a single device.

NETL7™ Layer 7 Knowledge-based Processors. For networking infrastructure that supports Layer 7 routing, decisions on how to handle IP packets are made using the information that is contained in the packet payload or packet content. The packet content contains the actual data being transmitted between applications using the network. Layer 7 of the OSI reference model, known as the application layer, facilitates communication between software applications and lower-layer network services. Our NETL7™ knowledge-based processors are designed to accelerate Layer 7 content processing and signature recognition tasks for enterprise and carrier-class networks.

In April 2009 we announced the NLS2008 processor, which is the newest member of our NETL7 knowledge-based processor family. The NLS2008 is the first processor capable of deterministically performing Layer 7 content aware processing functions at 120 Gbps.

NETLite™ Processors

Our NETLite™ processor family is specifically designed for cost-sensitive, high-volume applications such as entry-level switches, routers and access equipment. The NETLite processor family leverages circuit techniques developed and refined during the design of our knowledge-based processor families, and benefits from die size optimization, lower power dissipation and redundant computing techniques. In addition, the NETLite processors utilize a simplified pipeline architecture, as compared to our knowledge based processors, that allows for lower cost manufacturing and assembly in less expensive packages, and allows for lower cost system designs. As such, the NETLite processors are ideal for entry-level systems that do not require the advanced parallel processing and deep pipelining performance of our high-end knowledge-based processors.

Our NETLite processors also include the Ayama™10000 and Ayama 20000 processors. We offer these processors in densities ranging from 128K to 512K IPv4 entries, and they include differentiated features such as Mini-Key™ power management. The Ayama 20000 processors incorporate all the features of the Ayama 10000 processors and work seamlessly with industry-leading network processors and Ethernet switchers. To help reduce development time and cost, we also offer the Ayama processors with our Cynapse™ software platform for customers to more easily integrate these processors into their systems.

Network Search Engines

We continue to provide network search engine products including those we acquired from IDT in July 2009, the TCAM2 products we purchase from Cypress Semiconductor Corporation in August 2009, and our legacy network search engines, which include the NSE1000 through NSE4000, the NSE70000 network search engine families and the NSE3128GLM network search engines, a device that interfaces directly to certain NPUs from Applied Micro Circuits Corporation. We introduced our network search engine products between 1998 and 2001. These products are fabricated by UMC or TSMC using a range of process technologies from 0.35 micron to 0.15 micron.

High Performance Multi-Core Processors—RMI Acquisition

We offer a range of high performance, highly integrated, feature-rich XLR®, XLS® and XLP™ multi-core processor solutions that provide high throughput, power efficiency, application and content awareness and security for the evolving global network. These processors serve infrastructure equipment, enterprise systems and connected media markets within the global network with a wide range of features and performance configurations. Our multi-core solutions can replace a number of single function semiconductors through a highly integrated processing solution which provides customers with greater ease of design and faster time-to-market for their products.

Our multi-core processors offer up to four-way multi-threading cores that allow each thread to act as a virtual central processing unit, or vCPU™, thereby making each processor core capable of much higher throughput than a non-threaded core. The proprietary processor architecture also implements a high-speed Memory Distributed Interconnect® network, consisting of a Fast Messaging Network® and point-to-point interconnects, enabling high-speed communication between cores, accelerators and network interfaces and more efficient memory access. The processors also include Autonomous Acceleration Engines® that enable them to offload computationally intensive software code from the processing cores to an on-chip hardware component for faster and more power-efficient execution. As a result, our processors can perform multiple complex and specialized tasks such as network traffic prioritization and application and content inspection without utilizing processor core resources. In addition, all of our processors incorporate security processing engines or algorithms for secure connectivity and communications.

In the communications equipment market, our processor architecture integrates network accelerators, memory access accelerators, compression and decompression engines, and high performance network interconnects. This allows our customers to develop systems with fewer semiconductor components as well as systems that perform a broader range of functions. This level of integration eliminates the need for separate co-processors, digital signal processors and the associated complexity of software for each additional processing component.

XLR® Processor Family. Our multi-core, multi-threaded XLR processor family is a high throughput, feature-rich processor solution for a wide variety of high-performance infrastructure equipment, enterprise networking, security and storage systems. The XLR processors enable applications, such as integrated security, convergence of voice, data and video applications (i.e., “triple play applications”), virtualized storage, load balancing and server offload, as well as content and application aware, multi-service routing and switching. All XLR processors are software- and pin- compatible and available in a variety of power options, enabling scalable system designs within a single platform.

XLS® Processor Family. Our XLS processor family offers mid- to entry-level derivative versions of our XLR’s multi-core, multi-threaded architecture. The XLS processors leverage the XLR’s performance, scalability and technology and incorporate additional advanced innovations. XLS processors address applications that demand smaller form factors and lower power consumption. Our XLS processors are pin compatible within each series and software compatible across all XLS and XLR processor families.

XLP™ Processor Family. Our latest generation XLP processor family is based on the XLR processor multi-core, multi-threaded architecture, and features a multi-issue design and up to three times higher throughput per Watt than the XLR processors with memory cache systems, and internal and peripheral interconnects expanded to match the higher throughput. The XLP processors are expected to enable applications, such as integrated security, quad-play applications, virtualized storage, load balancing and server offload, as well as content and application aware, multi-service routing and switching. The XLP processors are designed on an advanced 40 nm process and are expected to be available for sampling to customers in 2010.

Ultra Low-Power Processor Family—RMI Acquisition

Alchemy® Ultra-Low Power Embedded Processors. Our industry-leading Alchemy® processor family comprises our industry leading embedded processors that deliver the powerful processing performance, ultra low-power functionality and market specific integration required for next-generation products like enterprise thin clients, automotive infotainment, telematics, and other media-rich embedded applications. Our ultra low-power embedded Alchemy processor cores are based on the standard MIPS® processor instruction set. We utilize very low power microprocessor design techniques and utilize low voltage and low leakage cell libraries, which allow us to incorporate high power efficient cores in our chips.

Physical Layer Products

Our PHY family of products provides high-performance, single, dual and quad-channel low-power interface technology for high-density data communication and storage systems, and offers comprehensive support for multiple 10/40/100 GE standards. The PHY products also integrate advanced electronic dispersion compensation technology. We expect our PHY family of products to benefit from the same market drivers as our knowledge-based processors and multi-core processors, including growth in 10 GE ports in switches and routers, data center servers, upgrades of the telecom infrastructure to support IPTV, and the deployment of the 10/40/100 GE IP-backbone for advanced mobile wireless networks.

In July 2009, we announced our NLP2040 and NLP3040 PHY products, which are the first single-die, quad-port 10 GE PHY devices on the market, and which are manufactured using TSMC’s 40 nm process node. Additionally, we announced our NLP10000 PHY solution which is the first 100 GE PHY solution on the market. These technology advances in our PHY solutions have enabled us to offer our customers scalability for data-center, metro and long haul applications that require the highest performance while maximizing energy efficiency. Also, in November 2009, we announced production availability of our NLP1220 dual-port 8.5 Gbps FibreChannel PHY repeater device with an integrated low-power equalization engine targeted at data center switches and enterprise storage markets.

Customers

The markets for networking, communication infrastructure, security and storage systems utilizing our products and services are mainly served by large OEMs, such as AlaxalA Networks Corporation, Alcatel-Lucent, ARRIS Group, Inc., Brocade Communications Systems, Inc., Cisco Systems, Inc., Dell Inc., Ericsson, Fortinet, Inc., Fujitsu Limited, Hangzhou H3C Technologies Co. Ltd, Hitachi, Ltd., Huawei Technologies Co., Ltd., Huawei Symantec Technologies Co., Ltd, IBM Corporation, Juniper Networks, Inc., LG Electronics, Inc., Motorola, Inc., NEC Corporation, Samsung Electronics, Sun Microsystems, Inc., Tellabs, and ZTE Corporation.

We work with these and other OEMs to understand their requirements, and provide them with solutions that they then qualify and, in some cases, specify for use within their systems. While we sell directly to some OEMs, we also provide our products and services indirectly to other OEMs through their contract manufacturers, who in turn assemble our products into systems for delivery to our OEM customers. Sales to contract manufacturers accounted for 43%, 41%, and 65% of total revenue in 2009, 2008, and 2007, respectively. Sales of our products are generally made under short-term, cancelable purchase orders. As a result, our ability to predict future sales in any given period is limited and subject to change based on demand for our OEM customers’ systems and their supply chain decisions.

We also provide our products and services indirectly to our OEM customers through our international stocking sales representatives. Our stocking sales representatives are independent entities that assist us in identifying and servicing foreign networking OEMs and generally purchase our products directly from us for resale to OEMs or contract manufacturers located outside the U.S. These international stocking sales representatives generally exclusively service a particular foreign region or customer base, and purchase our products pursuant to cancelable and re-schedulable purchase orders containing our standard warranty provisions for defects in materials, workmanship and product performance. At our option, defective products may be returned for their purchase price or for replacement. To date, our international stocking sales representatives have returned a small number of defective products to us. Our international stocking sales representatives may also act as a sales representative and receive commissions on sales of our products. Our international stocking sales representatives include Bussan Microelectronics Corporation/Mitsui Comtek Corporation and Lestina International Limited. Sales through our international stocking sales representatives accounted for 6%, 10%, and 11% of total revenue in 2009, 2008, and 2007, respectively. While we have purchase agreements with our international stocking sales representatives, they do not have long-term contracts with any of our OEM customers that use our products and services.

We also use distributors to provide valuable assistance to end-users in delivery of our products and related services. While we have purchase agreements with our distributors, they do not commit the distributors to purchase specific quantities of our products. We believe that distributors do not have long-term contracts with any of their OEM or contract manufacture customers. In accordance with standard market practice, our distributor agreements limit the distributor’s ability to return product up to a portion of purchases in the preceding quarter and limit price protection for inventory on-hand if it subsequently lowers prices on our products. We recognize sales through distributors at the time of shipment to end customers.

On November 7, 2005, we entered into master purchase agreements with each of Cisco Systems, Inc. and Cisco Systems International B.V. Cisco, who together with their contract manufacturers, are our largest customers. Pursuant to these agreements, we agreed to supply to Cisco (including its subsidiaries and contract manufacturers) certain of our products for incorporation into Cisco’s products. These agreements set forth the general business terms and conditions applicable to our sales to Cisco, including,

•	our obligation to accept all purchase orders from Cisco, unless we are unable to meet Cisco’s schedule;

•	our obligation to ensure that we have the capacity to increase or decrease production of our knowledge-based processors based upon Cisco’s demand forecasts;

•	our obligation to use our best efforts to meet Cisco’s stated cost reduction targets and to provide to Cisco all price decreases that we achieve;

•

“most favored nation” pricing and related audit rights in favor of Cisco, providing that, in any quarter, the prices paid by Cisco for our products (including progeny and replacements), will be the lowest prices paid for those products by any of our other customers who purchase as much or less than Cisco;

•

our obligation to provide Cisco, in the event of any short supply of products or components, an allocation that is no less favorable than that provided to our other customers purchasing similar quantities of similar products;

•	Cisco’s cancellation rights for standard and custom products;

•	Cisco’s approval and related rights with respect to any proposed changes to, or discontinuation of, our products purchased by Cisco;

•	Cisco’s right to purchase our knowledge-based processors directly from our manufacturers under the following circumstances;

•	product discontinuation;

•	bankruptcy, insolvency and similar situations;

•	transfer of at least 50% of our voting control to a Cisco competitor that generates less than 50% of its annual sales from integrated circuit products;

•	in all cases, subject, among other things, to Cisco’s continuing obligation to pay us for the product and our obligation to disclose the costs charged to us by our manufacturers;

•

perpetual, royalty-free, non-exclusive, worldwide license grant to Cisco to use binary code versions of our software in connection with Cisco’s manufacture, sale, license, loan or distribution of its products; and

•

Cisco’s extended product warranties, generally for three years and, in the case of epidemic failures, for five years and our indemnification obligation for epidemic failures which will not exceed the greater of (on a per claim basis) 25% of all amounts paid to us by Cisco during the preceding 12 months (approximately $15.4 million at December 31, 2009) or $9.0 million, plus replacement costs. The initial term of these agreements was three years and they were automatically renewed through November 2010.

In 2007, at Cisco’s request we transitioned into a just-in-time inventory model covering substantially all of our product shipments to Cisco and its contract manufacturers. In conjunction with this transition, we entered into a purchase agreement with Wintec Industries who became the primary purchaser of our products on a consignment basis for resale to Cisco and Cisco’s contract manufacturers. We generally have provided to Wintec the same terms and conditions that we provide to Cisco under the master purchase agreement between us and Cisco, including: our obligations to accept all purchase orders from Wintec (unless we are unable to meet Wintec’s schedule), ensure that we have the capacity to increase or decrease production of our products based upon Wintec’s demand forecasts, use our best efforts to meet Wintec’s stated cost reduction targets and provide to Wintec all price decreases that we achieve, cancellation rights for standard and custom products, and extended product warranties. We also have extended to Wintec a credit limit sufficient to cover our anticipated annual business with Cisco and Cisco’s contract manufacturers. Sales through Wintec accounted for 33% and 35% of total revenue in 2009 and 2008, respectively.

In 2009, 2008 and 2007, Cisco, including its contract manufacturers, accounted for 35%, 38%, and 50% of our total revenue, respectively. Cisco accounted for a smaller portion of our total sales in 2009 as we increased our customer diversification. Alcatel-Lucent was a 13% customer and Huawei Technologies Co., Ltd. became a 10% customer, by revenue, in 2009. We intend to continue to further diversify our customer account base in 2010.

Sales, Marketing and Distribution

Our sales and marketing strategy is to achieve design wins with leaders and emerging participants in the networking, communications infrastructure, storage and security systems market and to maintain these design wins primarily through leading-edge products and superior customer service. We focus our marketing and sales efforts at a high organizational level of our potential customers to access key decision makers. In addition, as many targeted OEMs design custom integrated circuits to interface to our products, we believe that applications support at the early stages of design is critical to reducing time-to-market and minimizing costly redesigns for our customers.

Our product sales cycles can take over 24 months to complete, requiring a significant investment in time, resources and engineering before realization of income from product sales, if at all. Such long sales cycles mean that OEM customers’ vendor selections, once made, are normally difficult to change. As a result, a design loss to the competition can negatively impact our financial results for several years. Similarly, design wins can result in an extended period of revenue opportunities with that customer.

We market and sell our products through our direct sales force, distributors, and through independent sales representatives throughout the world. Our direct sales force is dedicated to enhancing relationships with our customers. We supplement our direct sales force with independent sales representatives, who have been selected based on their understanding of our targeted customers’ systems market and their level of penetration at our target OEM customers. We also use application engineers to provide technical support and design assistance to existing and potential customers.

Our marketing group is responsible for market and competitive analyses and defining our product roadmaps and specifications to take advantage of market opportunities. This group works closely with our research and development group to align development programs and product launches with our OEM customers’ schedules. Additionally, this group develops and maintains marketing materials, training programs and our web site to convey our benefits to our targeted OEMs.

We operate in one business segment and primarily sell our products directly to customers in the United States, Asia and Europe. Sales for the geographic regions reported below are based upon the bill-to customer headquarter locations. Following is a summary of the geographic information related to revenues for the years ended December 31, 2009, 2008, and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Revenue:
United States	$43,920	$46,287	$48,221
Malaysia	54,379	42,435	34,017
China	47,620	30,378	14,126
Other	28,770	20,827	12,699

Total	$174,689	$139,927	$109,063

Research and Development

We devote substantial resources to the development of new products, improvement of existing products and support of the emerging requirements of our targeted customers. We have assembled a team of product designers possessing extensive experience in system architecture, analog and digital circuit design, hardware reference board design, software architecture and driver design and advanced fabrication process technologies. Our engineering design teams are located in Mountain View and Cupertino, California, Austin, Texas, Beijing, China and Bangalore and Mumbai, India. As of December 31, 2009, we had approximately 319 full-time employees engaged in research and development worldwide. Our research and development expenses were $73.6 million, $51.6 million, and $45.2 million for the years ended December 31, 2009, 2008, and 2007, respectively.

We use a number of standard design tools in the design, manufacture and verification of our products. Due to the highly complex design requirements of our products, we typically supplement these standard tools with our own tools to create a proprietary design method that allows us to optimize the performance of our products at the circuit-level.

Manufacturing and Materials

We design and develop all of our products and electronically transfer our proprietary designs to third party wafer foundries to manufacture our products. Wafers processed by these foundries are shipped to our subcontractors, where they are assembled into finished products and electronically tested before delivery to our customers. We believe that this manufacturing model significantly reduces our capital requirements and allows us to focus our resources on the design, development and marketing of our products.

Our principal wafer foundry is TSMC in Taiwan. We are actively involved with product development on next-generation processes, and are designing products on TSMC’s most advanced logic processes. The latest generation of our products employs up to eight layers of copper interconnect and 300 millimeter wafer sizes.

Our products are designed to use industry standard packages and be tested using widely available automatic test equipment. We develop and control product test programs used by our subcontractors based on our product specifications. We currently rely on Amkor Technology, Inc. in Korea, Philippines, and Taiwan, Advanced Semiconductor Engineering, Inc. in Korea and Taiwan, King Yuan Electronics Co., Ltd. in Taiwan, Signetics Corporation in Korea, and ISE Labs, Inc. in the U.S. to assemble and test our products. We also rely on JSI

Shipping to provide supply chain management services. We also have an office in Taiwan that employs local personnel to work directly with our Asian wafer manufacturers and assembly and test houses to facilitate manufacturing operations.

We have designed and implemented an ISO9001-certified quality management system that provides the framework for continual improvement of our products, processes and customer service. We apply well-established design rules and practices for CMOS devices through standard design, layout and test processes. We also rely on in-depth simulation studies, testing and practical application testing to validate and verify our products. We emphasize a strong supplier quality management practice in which our manufacturing suppliers are pre-qualified by our operations and quality teams. To ensure consistent product quality, reliability and yield, we closely monitor the production cycle by reviewing electrical, parametric and manufacturing process data from each of our wafer foundries and assembly subcontractors.

We currently do not have long-term supply contracts with any of our significant third party manufacturing service providers. We generally place purchase orders with these providers according to terms and conditions of sales which specify price and 30-day payment terms and which limit the providers’ liability.

Competition

The markets for our products are highly competitive. We believe that the principal bases of competition are:

•	processing speed;

•	power dissipation;

•	capacity of the knowledge or signature database that can be processed;

•	advanced product features allowing OEM and system customer product differentiation;

•	price;

•	product availability and reliability;

•	customer support and responsiveness;

•	timeliness of new product introductions; and

•	credibility in designing and manufacturing products.

We believe that we compete favorably on each of the bases identified above. However, some of our competitors have greater financial resources and a longer track record as a semiconductor supplier than we do. We anticipate that the market for our products will be subject to rapid technological change. As we enter new markets and pursue additional applications for our products, we expect to face competition from a larger number of competitors. Within our Layer 2-4 knowledge-based processor, NetLite and network search engine markets, we primarily compete with Renesas Technology, Corp. In the Layer 7 market, we primarily compete with certain divisions of LSI Corporation. In the 10-Gigabit Ethernet physical layer market, we primarily compete with certain divisions of Applied Micro Circuits Corporation, Broadcom Corporation, Marvell Technology Group Ltd., Cortina Systems, Inc. and Vitesse Semiconductor Corporation. In the multi-core processor market, we primarily compete with Applied Micro Circuits Corporation, Advanced Micro Devices, Inc., Broadcom Corporation, Cavium Networks, Inc., Freescale Semiconductor, Inc., Intel Corporation, Marvell Technology Group Ltd., and PMC-Sierra, Inc. We expect to face competition in the future from our current competitors, other manufacturers and designers of semiconductors, including large integrated device manufacturers, and innovative start-up semiconductor design companies.

Intellectual Property

Our success and future growth will depend, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws to protect our intellectual property. We also attempt to protect our trade secrets and other proprietary information through agreements with our customers, suppliers, employees and consultants and through security protection of our computer network and physical premises. However, these measures may not provide meaningful protection for our intellectual property. While our patents and other intellectual property rights are important, we believe that our technical expertise and ability to introduce new products in a timely manner will also be important factors in maintaining our competitive position.

As of January 31, 2010, we held 422 issued U.S. patents and 15 issued foreign patents with expiration dates ranging from 2011 to 2027. We also have numerous patent applications pending in the U.S. and abroad. We may not receive any additional patents as a result of these applications or future applications. Nonetheless, we continue to pursue the filing of additional patent applications. Any rights granted under any of our existing or future patents may not provide meaningful protection or any commercial advantage to us.

Many participants in the semiconductor industry have a significant number of patents and have frequently demonstrated a willingness to commence litigation based on allegations of patent and other intellectual property infringement. From time to time, we have received, and expect to continue to receive, notices of claims of infringement or misappropriation of other parties’ proprietary rights. In the event any such claims result in legal actions, we cannot assure you that we will prevail in these actions, or that other actions alleging infringement by us of third party intellectual property rights, misappropriation or misuse by us of third party trade secrets, or invalidity or unenforceability of our patents will not be asserted against us or that any assertions of infringement, misappropriation, misuse, invalidity or unenforceability will not materially and adversely affect our business, financial condition and results of operations.

We intend to protect our rights vigorously, but there can be no assurance that our efforts will be successful. Thus, despite our precautions, a third party may copy or otherwise obtain and use our products, services or technology without authorization, develop similar technology independently or design around our patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. Moreover, we often incorporate the intellectual property of third parties into our designs, which is subject to certain obligations with respect to the non-use and non-disclosure of such intellectual property. We cannot assure you that the steps we have taken to prevent infringement, misappropriation or misuse of our intellectual property or the intellectual property of third parties will be successful. Furthermore, enforcement of our intellectual property rights may divert the efforts and attention of our management team and may be costly to us.

In addition to our own intellectual property, we also rely on third-party technologies for the development of our products. We license certain technology from MIPS Technologies, Inc. pursuant to a license agreement entered into in July 2003 wherein RMI was granted a non-exclusive, worldwide license to MIPS Technologies’ micro-processor core technology to develop, implement and use in its products. The term of the agreement will expire in July 2017. The agreement permits us to continue selling in perpetuity products developed during the term of the agreement containing the licensed technology.

Employees

As of December 31, 2009, we had 550 full-time employees worldwide, including 319 in research and development, 69 in operations, 114 in sales and marketing and 48 in general and administrative. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Available Information

We organized our business in 1995 as a California limited liability company and incorporated in Delaware in 2000. Our Web site address is www.netlogicmicro.com. The information in our Web site is not incorporated by reference into this report. Through a link on the Investor Relations section of our Web site, we make available our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission.

OFFICERS AND DIRECTORS

Executive Officers

The following table provides the names, ages and offices of each of our current executive officers:

Title	Age	Position
Ronald Jankov	51	Director, Chief Executive Officer and President
Behrooz Abdi	48	Executive Vice President and General Manager
Michael Tate	44	Vice President and Chief Financial Officer
Marcia Zander	46	Senior Vice President of Worldwide Sales
Varadarajan Sirnivasan	58	Vice President of Product Development and Chief Technical Officer
Dimitrios Dimitrelis	52	Vice President of Engineering
Mozfar Maghsoudnia	43	Vice President of Worldwide Manufacturing
Ibrahim Korgav	61	Senior Vice President of Worldwide Business Operations
Chris O’Reilly	36	Vice President of Marketing
Roland Cortes	44	Vice President, General Counsel and Secretary

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000.

Behrooz Abdi has served as our Executive Vice President and General Manager in charge of our MPS/CPS business since November 2009. From November 2007 to October 2009, Mr. Abdi was President and Chief Executive Officer of RMI Corporation, a provider of multi-threaded, multi-core processors. From March 2004 to November 2007, Mr. Abdi was Senior Vice President and General Manager of Qualcomm CDMA Technologies in charge of the day-to-day operations of semiconductor products at Qualcomm, Inc., a provider of integrated circuit products. Prior to Qualcomm, Mr. Abdi held leadership and engineering positions at Motorola in its Semiconductor Products Sector, now Freescale Semiconductor, Inc. His last role at Motorola was Vice President and General Manager for the Radio Products Division from July 1985 to December 2003.

Michael Tate has served as our Vice President of Finance and Chief Financial Officer since July 2007. Prior to joining us, Mr. Tate was interim chief financial officer, vice president, corporate controller, and treasurer at Marvell Technology Group Ltd., a semiconductor integrated circuit company. He joined Marvell in January 2001 as part of Marvell’s acquisition of Galileo Technology Ltd.

Marcia Zander has served as our Senior Vice President of Worldwide Sales since January 2006 and Vice President of Sales since July 1999.

Varadarajan Srinivasan has served as our Vice President of Product Development since March 1996 and as our Chief Technical Officer since August 2000.

Dimitrios Dimitrelis has served as our Vice President of Engineering since July 2002. From July 1999 to March 2002, Mr. Dimitrelis was Director of Engineering for Vitesse Semiconductor Corp., a communications integrated circuit company, where he was primarily responsible for the development of a 10G network processor.

Mozafar Maghsoudnia has served as our Vice President of Worldwide Manufacturing since January 2007, as Vice President of Manufacturing since August 2006, and Director of Technology since June 2003. From June 1988 to June 2003, Mr. Maghsoudnia was employed by Analog Devices, Inc., where he was responsible for wafer fabrication and technology in his last assignment.

Ibrahim Korgav has served as our Senior Vice President of Worldwide Business Operations since January 2007 and as our Senior Vice President of Manufacturing and Business Operations from March 2002 to January 2007.

Chris O’Reilly has served as our Vice President of Marketing since August 2007. Prior to August 2007, Mr. O’Reilly served as our senior director of marketing, director of sales for the Asia Pacific region and senior marketing manager since 1999.

Roland Cortes has served as our Vice President, General Counsel and Secretary since April 2007. Prior to April 2007, Mr. Cortes served as our Secretary since May 2004, as our Senior Director of Legal Affairs and IP Management since July 2002, and as our Director of Legal Affairs and IP Management since April 1999.

Board of Directors

Members of the Board of Directors

The names of each of our current directors and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	66	Director, Chairman of the Board
Douglas Broyles (3)	68	Director
Stephen Domenik (1)(2)(3)	58	Director
Norman Godinho	69	Director
Ronald Jankov	51	Director, Chief Executive Officer and President
Alan Krock (1)	49	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the governance and nominating committee.

Leonard Perham has served as a member of or chairman of our board of directors since March 2000. Mr. Perham has a lengthy history of managing high-technology integrated circuit companies as a chief executive officer and board member. Mr. Perham has been the President and Chief Executive Officer of Mosys, Inc. (a provider of intellectual property cores and integrated circuit products) since November 2007, and from April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Douglas Broyles has served as a member of our board of directors since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures (a private investment firm) since September 2000. For the past 25 years as an investor and board member, Mr. Broyles has gained first-hand experience in helping oversee the strategic direction and growth strategies of several Silicon Valley technology companies and has current experience in the areas of wireless communications and leading edge semiconductor fabrication technologies. From 1982 to 1986, Mr. Broyles was a member of the board of directors of Sun Microsystems, Inc. Mr. Broyles also currently serves on the board of Peak International Ltd.

Stephen Domenik has served as a member of our board of directors since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is a General Partner and has developed considerable relevant experience in investments in and the strategic development of high-technology companies. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik also sits on the boards of directors of various private companies.

Norman Godinho is one of our founders and has served as a member of our board of directors since the Company’s inception. Mr. Godinho has gained first hand experience through a long career in managing research and development and training engineers at high technology companies through his own engineering career. Mr. Godinho co-founded Integrated Device Technology, Inc. in August 1980 and Paradigm Technology Limited in 1987, where he also served as a director and Vice President. Mr. Godinho also gained significant management experience as our Chief Executive Officer from December 1997 to April 2000.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. As Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation from September 1995 to September 1999, and as Vice President of Cyrix Corporation prior to joining NeoMagic, Mr. Jankov gained first hand experience in the management of engineering, sales and product development of growing integrated circuit providers.

Alan Krock has served as a member of our board of directors since August 2005. As the Chief Financial Officer of Beceem Communications, Inc. (a provider of integrated circuit products) since January 2010, Vice President and Chief Financial Officer of PMC-Sierra, Inc. (a provider of integrated circuit products) from November 2002 until March 2007, Vice President of Corporate Affairs for PMC-Sierra, Inc. from March 2007 until March 2008, and Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002. Mr. Krock has gained extensive experience in financial and audit control related matters.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than 5% of our common stock as of March 15, 2010, and by our current directors, by the nominees for election as directors, by each of our named executive officers and by all of our directors and executive officers as of March 15, 2010 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options, restricted stock units and other rights to acquire our common stock that are presently exercisable or exercisable within 60 days after March 15, 2010 are included in the total number of shares beneficially owned for the person holding those options, restricted stock units or other rights and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on approximately 58,301,027 shares outstanding as of March 15, 2010. Unless otherwise stated, the business address of each of our executive officers and directors is 1875 Charleston Road, Mountain View, California 94043.

All share numbers in this section have been retroactively adjusted to reflect the 2-for-1 stock dividend paid on March 19, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Godinho Family Revocable Living Trust dated April 21, 1995 (1) c/o NetLogic Microsystems, Inc. 1875 Charleston Rd. Mountain View, CA 94043	4,019,976	6.9%
Wells Fargo and Company (2) 420 Montgomery Street San Francisco, California 94104	3,359,836	5.8%
Warburg Pincus Private Equity VIII, L.P. (3) c/o Warburg Pincus LLC 450 Lexington Avenue New York, New York 10017	3,265,963	5.6%
Turner Investment Partners, Inc. (4) 1205 Westlakes Drive, Suite 100 Berwyn, PA 19312	2,957,190	5.1%
Norman Godinho (1)	4,019,976	6.9%
Ronald Jankov (5)	1,631,346	2.8%
Michael Tate (6)	194,768	*
Stephen Domenik (7)	26,712	*
Varadarajan Srinivasan (8)	106,906	*
Leonard Perham (9)	307,636	*
Douglas Broyles (10)	218,806	*
Behrooz Abdi (11)	115,368	*
Marcia Zander (12)	265,920	*
Alan Krock (13)	16,666	*
All directors and executive officers as a group (15 persons) (14)	7,343,202	12.2%

*	Represents holdings of less than one percent.

(1)	Includes 96,666 shares of our common stock issuable upon the exercise of options, 300,000 shares held by The Godinho Bypass Trust DTD June 12, 1995, 105,000 shares held by The Godinho Children’s Trust, DTD November 7, 1983, and 3,518,310 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho reported that he has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(2)	This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on January 19, 2010 by Wells Fargo and Company on its own behalf and on behalf of the following subsidiaries of Wells Fargo and Company: Wells Capital Management Incorporated, Wells Fargo Funds Management Company, LLC, Evergreen Investment Management Company, LLC, Wells Fargo Advisors, LLC, Wells Fargo Delaware Trust Company, National Association, Calibre Advisory Services, Inc., Wachovia Bank, National Association, Wells Fargo Bank, N.A., and Peregrine Capital Management, Inc.

(3)	This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on November 9, 2009 by Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) on its own behalf and on behalf of Warburg Pincus & Co. (“WP”), Warburg Pincus LLC (“WP LLC”), Warburg Pincus Partners, LLC (“WP Partners”), Charles R. Kaye and Joseph P. Landy. WP Partners is the sole general partner of WP VIII. WP LLC manages WP VIII. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Each of Mr. Kaye, Mr. Landy, WP, WP Partners, WP LLC and WP VIII disclaim beneficial ownership of the common stock of NetLogic Microsystems except to the extent of any indirect pecuniary interest therein.

(4)	This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2010 by Turner Investment Partners, Inc.

(5)	Includes 596,732 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units, and 583,480 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(6)	Includes 151,250 shares of our common stock issuable upon the exercise of options. Mr. Tate is our Vice President and Chief Financial Officer.

(7)	Includes 16,666 shares of our common stock issuable upon the exercise of options, 5,000 shares of our common stock directly owned by Mr. Domenik, 36 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 5,110 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik reported that he has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(8)	Includes 18,430 shares of our common stock issuable upon the exercise of options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer.

(9)	Includes 96,666 shares of our common stock issuable upon the exercise of options.

(10)	Includes 96,666 shares of our common stock issuable upon the exercise of options.

(11)	Includes zero shares of our common stock issuable upon the exercise of options and 68,766 shares of our common stock issuable upon vesting of restricted stock units. Mr. Abdi is our Executive Vice President and General Manager.

(12)	Includes 265,920 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(13)	Includes 16,666 shares of our common stock issuable upon the exercise of options.

(14)	Includes 1,769,372 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

Upon completion of this offering, we expect our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

All share numbers in this section have been retroactively adjusted to reflect the two-for-one stock dividend paid on March 19, 2010.

Common Stock

As of March 15, 2010, 58,301,027 shares of our common stock were outstanding and held of record by approximately 152 stockholders. Each holder of our common stock is entitled to:

•	one vote per share on all matters submitted to a vote of the stockholders;

•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

•

his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of our common stock have no cumulative voting rights, and, as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Our common stock has no conversion rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. There are no sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are, and all shares of our common stock to be outstanding upon the completion of this offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We designated 200,000 shares of our preferred stock as Series AA preferred stock for issuance pursuant to the exercise of rights under our rights plan, of which no shares of preferred stock are outstanding. For more information on the rights plan, see the discussion below. We have no current intention to issue any other shares of preferred stock.

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of our preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Certificate of Incorporation and Bylaws

Our bylaws provide that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or by the president or the secretary only at the request of the chairman, the chief executive officer or by a resolution adopted by the majority of the board. These provisions could delay consideration of a stockholder proposal until the next annual meeting.

Our bylaws provide for an advance notice procedure for stockholder proposals to be considered at annual meetings of stockholders, such as the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled solely by the vote of the remaining directors in office, and the board will be authorized to amend the bylaws without stockholder consent. These provisions may preclude a third party from removing incumbent directors and can control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Board Classification

Our bylaws provide that our board of directors is divided into three classes, as follows:

•	Class I, which presently consists of Norman Godinho and Ronald Jankov whose terms will expire at our annual meeting of stockholders to be held in 2011;

•	Class II, which presently consists of Douglas Broyles and Stephen Domenik whose terms will expire at our annual meeting of stockholders to be held in 2012; and

•	Class III, which presently consists of Leonard Perham and Alan Krock whose terms will expire at our annual meeting of stockholders to be held in 2010.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than two directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Antitakeover Effects of Our Rights Plan

Our board of directors has adopted a rights plan under which one right to purchase a unit equal to one one-thousandth of a share of Series AA preferred stock, par value $0.01 per share, at $80.00 per unit has been issued as a dividend for each outstanding share of common stock outstanding on July 6, 2004, and additional rights are issued with respect to each additional share of common stock issued after that date. The rights under this plan would become exercisable ten days after a person or group acquires 15.0% or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership.

If, after the rights under our rights plan become exercisable, we were to be acquired through a merger or other business combination transaction or 50.0% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15.0% or more of our outstanding common stock, each such right not owned by the acquiring person would permit the purchase, for the exercise price, of our common stock having a market value of twice the exercise price.

The rights under our rights plan will expire on July 6, 2014, unless earlier redeemed by us in accordance with the terms of the rights plan. The purchase price payable and the shares of Series AA preferred stock issuable upon exercise of the rights would be subject to adjustment from time to time as specified in the rights agreement. In addition, our board of directors would retain the authority to redeem, at $0.01 per right, and replace the rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15.0% or more of the outstanding shares of our common stock.

Shares of Series AA preferred stock, when issued upon exercise of the rights, will be entitled to a cumulative preferential dividend equal to 2,000 times the dividend declared per share of our common stock. In the event of liquidation of our company, the holders of shares of Series AA preferred stock will be entitled to a preferential liquidation payment equal to 2,000 times the payment made per share of our common stock. Each share of rights plan preferred stock will entitle the holder to 2,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series AA preferred stock will be entitled to receive 2,000 times the amount received per share of common stock. The foregoing rights would be subject to antidilution adjustments.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association. We plan to retain the same transfer agent and registrar for any series of our preferred stock.

Nasdaq Global Select Market Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “NETL.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by non-U.S. holders. For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock and you are not:

•	an individual citizen or resident of the U.S.;

•

a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, that is created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person for U.S. tax purposes.

This summary is based upon the current provisions of the Internal Revenue Code of 1986, which we refer to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and current administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretations, possibly with retroactive effect, which could result in tax consequences different from those set forth below.

This summary does not purport to be a complete analysis of all of the potential U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by non-U.S. holders. The summary does not address the tax considerations arising under the laws of any U.S. state or locality or any non-U.S. jurisdiction. In addition, this discussion does not address tax considerations applicable because of an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the U.S.;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, this summary does not address the tax treatment of partnerships, or other entities or arrangements treated as partnerships for U.S. federal tax purposes, that may hold our common stock. Partnerships and other such entities or arrangements, as well as owners of interests in any such partnerships, other entities or arrangements, should consult their own tax advisors regarding the tax considerations relating to the ownership and disposition of our common stock through such an entity or arrangement.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Dividends

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, subject to the tax treatment described below under “Gain on Disposition of Common Stock.”

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. If you are eligible for benefits under an income tax treaty and wish to claim a reduced rate of withholding, you generally will be required to provide us with a properly completed IRS Form W-8BEN that satisfies the applicable certification and other requirements.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Payment of effectively connected dividends that are included in the gross income of a non-U.S. holder generally are exempt from withholding tax. In order to claim the benefit of this exemption, you generally will be required to provide us with a properly completed IRS Form W-8ECI that satisfies the applicable certification and other requirements.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so requires, the gain is attributable to a permanent establishment maintained by you in the U.S.), in which case you will be required to pay tax on the net gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.) subject to applicable income tax or other treaties providing otherwise; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the five year (or shorter) period that is described above.

Federal Estate Tax

Our common stock held (or treated as held) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of material U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 25, 2010, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	3,946,862
Morgan Stanley & Co. Incorporated	1,943,976

Total	5,890,838

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if on a given closing date an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or other persons may purchase the amounts the defaulting underwriter failed to purchase or, in some circumstances, the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 883,626 additional outstanding shares of common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.822 per share. After the initial public offering the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions Payable by Us	$1.37	$1.37	$4,384,000	$5,594,568

Expenses Payable by Us	$0.17	$0.13	$550,935	$550,935

Underwriting Discounts and Commissions Payable by Selling Stockholders	$1.37	$1.37	$3,686,448	$3,686,448

Expenses Payable by Selling Stockholders	$—	$—	$—	$—

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus, except issuances of securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, or to the vesting of restricted stock units, in each case outstanding on the date of the underwriting agreement, grants of employee stock options and restricted stock units and purchases of shares pursuant to the terms of a plan in effect on the date hereof, including an employee stock purchase plan, and issuances of securities pursuant to the exercise of such options. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock-up’ period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Our officers and directors have agreed that they will not, subject to a limited exception with respect to an aggregate of 300,000 shares, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except for shares of our common stock acquired in the open market, transfers pursuant to sales in the public market undertaken pursuant to a written trading plan existing on the date of this prospectus supplement and designed to comply with Rule 10b5-1 of the Exchange Act, and transfers by gift, will, or intestacy or to a family member or trust so long as the transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and such transfer does not involve a disposition of value or Exchange Act filing by any party in connection with such transfer. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “NETL.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus and prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In the ordinary course, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, investment management, or other financial services to us and our affiliates for which they have received compensation and may receive compensation in the future.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions,” and

•

the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bingham McCutchen LLP, East Palo Alto, California. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of NetLogic Microsystems, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of assets and statements of revenues and expenses related to certain assets of the network search engine business of Integrated Device Technology, Inc., incorporated in this prospectus supplement by reference to NetLogic Microsystems, Inc.’s Current Report on Form 8-K dated July 20, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements of RMI Corporation and subsidiaries contains an explanatory paragraph that states that the company’s recurring losses from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of the accompany prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•

the section entitled “Description of Capital Stock” in the Prospectus contained in our Registration Statement on Form S-1 (File No. 333-114549) as originally filed with the Securities and Exchange Commission on April 16, 2004 and as subsequently amended;

•	our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed with the SEC on March 24, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 24, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 23, 2010; and

•	our Current Report on Form 8-K filed with the SEC on July 20, 2009.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

Attention: VP, General Counsel and Secretary

In addition, you may obtain a copy of these filings from the SEC as described below in the section entitled “Where You Can Find More Information.”

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part, under the Securities Act, with respect to the shares of common stock offered hereby. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

5,890,838 Shares

NetLogic Microsystems, Inc.

Common Stock

From time to time, we may offer and sell shares of our common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference to this prospectus.

We may offer and sell common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “NETL”.

Investing in our common stock involves risks. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in or incorporated by reference into this document or to which we have otherwise referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our amended Annual Report on Form 10-K/A for the year ended December 31, 2009 and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus. Unless the context otherwise requires, we use the terms “NetLogic,” the “company,” “we,” “us” and “our” in this prospectus refer to NetLogic Microsystems, Inc. and our subsidiaries on a consolidated basis.

NETLOGIC MICROSYSTEMS, INC.

Overview

We are a leading fabless semiconductor company that designs, develops and sells proprietary highperformance processors and high-speed integrated circuits that are used to enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. Our market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, high-speed 10/40/100 Gigabit Ethernet (GE) physical layer (PHY) devices, network search engines, and ultra low-power embedded processors. These products are designed into high-performance systems such as switches, routers, wireless base stations, radio network controllers, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs) such as AlaxalA Networks Corporation, Alcatel-Lucent, ARRIS Group, Inc., Brocade Communications Systems, Inc., Cisco Systems, Inc., Dell Inc., Ericsson, Fortinet, Inc., Fujitsu Limited, Hangzhou H3C Technologies Co. Ltd., Hitachi, Ltd., Huawei Technologies Co., Ltd., Huawei Symantec Technologies Co., Ltd, IBM Corporation, Juniper Networks, Inc., LG Electronics, Inc., Motorola, Inc., NEC Corporation, Samsung Electronics, Sun Microsystems, Inc., Tellabs, and ZTE Corporation.

The products and technologies we have developed and acquired are targeted to enable our customers to develop systems that support the increasing speeds and complexity of the Internet infrastructure. We believe there is a growing need to include multi-core processors, knowledge-based processors, and high speed physical layer devices in a larger number of such systems as networks transition to all Internet Protocol (IP) packet processing at increasing speeds and complexity.

In 2009, we continued to broaden our customer base and our product portfolio, as well as strengthen our competitive positioning and research and development capabilities, by entering into strategic acquisitions, including:

•

The acquisition of the network search engine business from IDT, which we refer to as the IDT NSE acquisition, in July 2009. The acquisition was accounted for as a business combination during the third quarter of fiscal 2009. As purchase consideration we paid $98.2 million in cash, net of a price adjustment based on a determination of the actual amount of inventory received.

•

The acquisition of RMI Corporation, or RMI, a provider of high-performance and low-power multicore, multi-threaded processors. Pursuant to the Agreement and Plan of Merger Reorganization by and among us, Roadster Merger Corporation, RMI Corporation and WP VIII Representative LLC dated as of May 31, 2009, or the merger agreement, on October 30, 2009, Roadster Merger Corporation was merged with and into RMI, and we delivered merger consideration of approximately 9.9 million shares of our common stock and $12.6 million cash to the holders of RMI capital stock. Approximately 10% of the shares of our common stock delivered as merger consideration are being held in escrow as security for claims and expenses that might arise during the first 12 months following the closing date. We may be required to pay up to an additional 3.1 million shares of common stock and $15.9 million cash to the former holders of RMI capital stock as earn-out consideration based upon achieving specified percentages of revenue targets for either the 12-month period from October 1, 2009 through September 30, 2010, or the 12-month period from November 1, 2009 through October 31, 2010, whichever period results in the higher percentage of the revenue target. The additional earn-out consideration, if any, net of applicable indemnity claims, will be paid on or before December 31, 2010.

Our Markets

We sell our products primarily to OEMs that supply networking equipment for the Internet infrastructure, which consists of various networking systems that process packets of information to enable communication between the networking systems. This networking equipment includes routers, switches, application acceleration equipment, network security appliances, network access equipment and networked storage devices that are utilized by networking systems such as:

•	core networks, for long-distance city-to-city communications which may span hundreds or thousands of miles;

•	enterprise networks, for internal corporate communications, including access to storage environments;

•	datacenter networks, for high-density server farms;

•	metro networks, for intra-city communications which may span several miles;

•	edge networks, which link core, metro, enterprise and access networks; and

•	access networks, which connect individual users to the edge network.

Sales of IP based networking equipment have increased overall during the past five years, as the Internet has continued to grow and evolve to accommodate the continued growth in the amount of digital media content available and provide converged support for the quad-play applications of voice, data, video and mobility over a single unified IP infrastructure. These applications include:

•	mobile Internet services (delivery of data, voice and video to mobile devices);

•	cloud computing and data center virtualization;

•	Internet Protocol television, or IPTV;

•	video on demand, or VoD;

•	voice transmission over the Internet, or VoIP;

•	on-line gaming;

•	filtering of malware (e.g., virus, spyware and spam) and intrusion attempts;

•	email communications;

•	e-commerce;

•	music, picture and video file downloading and sharing to mobile devices such as cell phones and portable music/video devices; and

•	Internet browsing and video portal viewing delivered over the IP infrastructure to cell phones and other mobile devices.

Due to the increased usage of the Internet, as well as the greater complexity of the Internet-based infrastructure to support quad-play applications, OEM systems must increasingly make complex decisions about individual packets of information using knowledge about the overall network, which includes the method and manner in which networking systems are interconnected, as well as traffic patterns and congestion points, connection availability, user-based privileges, priorities and other attributes. These OEM systems also need knowledge about the content carried by the network and the applications that use the network. Using this knowledge of the network to make complex decisions about individual packets of information involves network awareness, while using knowledge of packet content to make complex decisions about individual packets of information involves content awareness, also known as deep-packet inspection. Network awareness and content awareness include the following:

•	preferential transmission of packets based upon assigned priority;

•	restrictions on access based upon security designations;

•	changes to packet forwarding destinations based upon traffic patterns and bandwidth availability, or packet content; and

•	addition or deletion of information about networks and users and applications.

Moreover, network and content awareness in advanced systems require multiple classes of packet processing, in addition to forwarding packets in the network. These additional classes of processing include access control for network security, prioritization of packets to maintain quality of service (QoS) and statistical measurement of internet traffic for transaction billing. Compared to the basic processing task of forwarding, these additional classes of packet processing require a significantly higher degree of processing of IP packets to enable network and content awareness, or network-aware and content-aware processing.

Further, in designing high performance systems, networking OEMs need to address other performance issues, such as power dissipation. Minimizing the power dissipated by integrated circuits is becoming more important for networking systems such as routers and switches, which are increasingly designed in smaller form factors. As a result, networking OEMs increasingly seek third party providers of advanced processing solutions that complement their core competencies to enable network and content awareness within their systems and meet their escalating performance requirements for rapid processing speeds, complex decision-processing capabilities, low power dissipation, small form factor and rapid time-to-market.

Our Strategy

Our objectives are to be the leading provider of network-aware and content-aware processing solutions, high-speed multi-core, multi-threaded processors, as well as 10 to 100 Gigabit PHY layer solutions, to networking OEMs and to expand into new markets and applications. To achieve these goals, we are pursuing the following strategies:

Maintain and Extend our Market and Technology Leadership Positions. We were the first supplier: (i) to offer a knowledge-based processor with a high-speed serial interface; (ii) to offer a “hybrid” architecture that integrates our advanced Sahasra™ algorithmic technology with knowledge-based processing engines; (iii) to offer a knowledge-based processor capable of delivering 1.6 billion decisions per second of deterministic performance; (iv) to offer 225Gbps of interconnect bandwidth, 256 thousand IPv6 database entries and 1 million Internet Protocol Version 4 (IPv4) data entries; (v) to achieve 1.0 Volt operation of knowledge-based processors for lower power dissipation; and (vi) to achieve operating frequencies of up to 500 MHz. We were also the first supplier of knowledge-based processors that are capable of processing application networking and security functions with a single 10 Gigabit-per-second engine. In addition, we were the first supplier of quadport 10 Gigabit and 100 Gigabit PHY solutions targeted at next-generation carrier optical transport networks and advanced data-center networks. We intend to expand our market and technology leadership positions by continuing to invest in the development of successive generations of our knowledge-based processors, multi-core processors, 10/40/100 Gigabit PHYs and our other products to meet the increasingly high performance needs of networking OEMs, as well as acquiring such capabilities through strategic partnerships and purchases of other businesses when we encounter favorable opportunities. We intend to leverage our engineering capabilities and continue to invest significant resources in recruiting and developing additional expertise in the areas of high performance circuit design, custom circuit layout, high performance Input/Output interfaces, and applications engineering. By utilizing our proprietary design methodologies, we intend to continue to target the most demanding, advanced applications for our products.

Focus on Long-Term Relationships with Industry-Leading OEM Customers. The design and product life cycles of our OEM customers’ products have traditionally been lengthy, and we work with our OEM customers at the pre-design and design stages. As a result, our sales process typically requires us to maintain a long-term commitment and close working relationship with our existing and potential OEM customers. This process involves significant collaboration between our engineering teams and the engineering teams of our OEM customers, and typically involves the concurrent development of our processors and the internally-designed packet processors of our OEM customers. We intend to continue to focus on building long-term relationships with industry-leading networking OEMs to facilitate the adoption of our products and to gain greater insight into the needs of our OEM customers.

Leverage Technologies to Create New Products and Pursue New Market Opportunities. We intend to leverage our core design expertise to develop our products for a broader range of applications to further expand our market opportunities. We plan to address new market segments that are increasingly adopting network-aware processing, such as corporate storage networks that use IP-based packet-switching networking protocols. By utilizing our proprietary design methodologies, we intend to continue to target the most demanding, advanced applications for our products.

Capitalize on Highly-Focused Business Model. We are a fabless semiconductor company, utilizing third parties to manufacture, assemble and test our products. This approach reduces our capital and operating requirements and enables us to focus greater resources on product development. We work closely with our wafer foundries to incorporate advanced process technologies in our solutions to achieve higher levels of performance and to reduce costs. These technologies include advanced 130, 110, 80, 55 and 40 nanometer complimentary metal oxide semiconductor (CMOS) processing nodes with up to eight layers of copper interconnect and 300 millimeter wafer sizes. Our business model allows us to benefit from the large manufacturing investment of our wafer foundries which are able to leverage their investment across many markets.

Expand International Presence. We sell our products on a worldwide basis and utilize a network of direct sales, independent sales representatives and distributors in the U.S., Europe and Asia. We intend to continue to expand our sales and technical support organization to broaden our customer reach in new markets. We believe that Asia, particularly China, and Europe, where we have already established customer relationships, provide the potential for significant additional long-term growth for our products. Given the continued globalization of OEM supply chains, particularly with respect to design and manufacturing, we believe that having a global presence will become increasingly important for securing new customers and design wins and to support OEMs in bringing their products to markets.

Recent Developments

On February 16, 2010, our Board of Directors approved a two-for-one stock split of our outstanding common stock. The stock split was accomplished through a 100 percent stock dividend, providing our stockholders with one additional share of common stock for every share they held. The dividend was paid on March 19, 2010 to our stockholders of record as of March 5, 2010. As a result, the number of issued and outstanding shares of our common stock increased from approximately 29.0 million to approximately 57.5 million shares. The par value of our common stock was not affected by the stock split and remains at $0.01 per share.

COMPANY INFORMATION

We are a Delaware corporation originally organized in 1995 as a California limited liability company and incorporated in Delaware in 2000. Our principal executive offices are located at 1875 Charleston Road, Mountain View, CA 94043. Our telephone number at that address is (650) 961-6676, and our website is located at www.netlogicmicro.com; however, the information in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the United States Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in, or incorporated by reference into, this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those described in the section entitled “Risk Factors” of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described in the section entitled “Risk Factors” of our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 incorporated herein by reference and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bingham McCutchen LLP, East Palo Alto, California.

EXPERTS

The consolidated financial statements of NetLogic Microsystems, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of assets and statements of revenues and expenses related to certain assets of the network search engine business of Integrated Device Technology, Inc., incorporated in this prospectus by reference to

NetLogic Microsystems, Inc.’s Current Report on Form 8-K dated July 20, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements of RMI Corporation and subsidiaries contains an explanatory paragraph that states that the company’s recurring losses from operations and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•

the section entitled “Description of Capital Stock” in the Prospectus contained in our Registration Statement on Form S-1 (File No. 333-114549) as originally filed with the SEC on April 16, 2004 and as subsequently amended;

•	our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed with the SEC on March 24, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 24, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 23, 2010; and

•	our Current Report on Form 8-K filed with the SEC on July 20, 2009.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

Attention: VP, General Counsel and Secretary

In addition, you may obtain a copy of these filings from the SEC as described below in the section entitled “Where You Can Find More Information.”

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this is a part, under the Securities Act, with respect to the shares of common stock offered hereby. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is traded on the Global Select Market of the NASDAQ Stock Market. Material filed by us can be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.